Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

SCOTTRADE FINANCIAL SERVICES, INC.,

RODGER O. RINEY,

as voting trustee of the Rodger O. Riney Family Voting Trust U/A/D 12/31/2012,

TD AMERITRADE HOLDING CORPORATION

and

ALTO ACQUISITION CORP.

Dated as of October 24, 2016

TABLE OF CONTENTS

ARTICLE I

THE MERGER		2

1.1	The Merger	2
1.2	Closing	2
1.3	Effective Time	2
1.4	Effects of the Merger	2
1.5	Conversion of Company Common Stock	3
1.6	Parent Common Stock	4
1.7	Parent Preferred Stock	4
1.8	Merger Sub Common Stock	4
1.9	Certificate of Incorporation of Surviving Corporation	4
1.10	By-laws of Surviving Corporation	4
1.11	Voting Trust Agreement; Existing Stockholder Agreement	5
1.12	Stockholder Written Consent and Waiver of Meeting	5

ARTICLE II

EXCHANGE OF SHARES		6

2.1	Exchange of Shares	6
2.2	Escrow	6
2.3	Merger Consideration Adjustment	11

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY		15

3.1	Corporate Organization	15
3.2	Capitalization	17
3.3	Authority; No Violation	18
3.4	Consents and Approvals	19
3.5	Reports	19
3.6	Financial Statements	20
3.7	Broker’s Fees	21
3.8	Absence of Certain Changes or Events	21
3.9	Legal Proceedings	22
3.10	Taxes and Tax Returns	22
3.11	Employees and Employee Benefit Plans	24
3.12	Compliance with Applicable Law	27
3.13	Certain Contracts	28
3.14	Agreements with Regulatory Agencies	30
3.15	Broker-Dealer and Investment Advisory Matters	31
3.16	Risk Management Instruments	33

-i-

3.17	Environmental Matters	33
3.18	Investment Securities and Commodities	33
3.19	Real Property	34
3.20	Intellectual Property	35
3.21	Related Party Transactions	35
3.22	State Takeover Laws	36
3.23	Opinion	36
3.24	Company Information	36
3.25	Loan Portfolio	36
3.26	Insurance	38
3.27	Information Security	38

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER		39

4.1	Organization	39
4.2	Ownership of Voting Trust Certificates	39
4.3	Title to Shares	39
4.4	Authority; No Violation	40
4.5	Consents and Approvals	40
4.6	Broker’s Fees	41
4.7	No Registration	41
4.8	Reliance on Exemptions	41
4.9	No Governmental Review	41

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		41

5.1	Corporate Organization	42
5.2	Capitalization	42
5.3	Authority; No Violation	44
5.4	Consents and Approvals	45
5.5	Reports	45
5.6	Financial Statements	46
5.7	Broker’s Fees	47
5.8	Absence of Certain Changes or Events	47
5.9	Legal Proceedings	48
5.10	Taxes and Tax Returns	48
5.11	Compliance with Applicable Law	49
5.12	Certain Contracts	50
5.13	Agreements with Regulatory Agencies	50
5.14	Broker-Dealer and Investment Advisory Matters.	51
5.15	Risk Management Instruments	53
5.16	Related Party Transactions	53
5.17	State Takeover Laws	53

-ii-

5.18	Parent Information	53
5.19	Information Security	53
5.20	Financing	54
5.21	No Registration	54
5.22	Reliance on Exemptions	54
5.23	No Governmental Review	54

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS		54

6.1	Conduct of Business of the Company Prior to the Effective Time	54
6.2	Company Forbearances	55
6.3	Stockholder Forbearances	59
6.4	Parent Forbearances	60

ARTICLE VII

ADDITIONAL AGREEMENTS		61

7.1	Regulatory Matters	61
7.2	Access to Information	63
7.3	Legal Conditions to Merger	64
7.4	Registration Rights Agreement; Parent Stockholder Agreement; Escrow Agreement	64
7.5	Employee Benefit Plans	64
7.6	Indemnification; Directors’ and Officers’ Insurance	66
7.7	Additional Agreements	67
7.8	Advice of Changes	68
7.9	Corporate Governance	68
7.10	Acquisition Proposals	68
7.11	Public Announcements	69
7.12	Takeover Statutes	69
7.13	Company Debt	69
7.14	Restrictive Shares and Legends	71
7.15	Tax Matters	71
7.16	Transaction Expenses	76
7.17	Audit Assistance	77
7.18	Client Consents.	77
7.19	Broadridge Conversion	78
7.20	IDA Amendment	78

ARTICLE VIII

CONDITIONS PRECEDENT		79

8.1	Conditions to Each Party’s Obligation to Effect the Merger	79

-iii-

8.2	Conditions to Obligations of Parent and Merger Sub	80
8.3	Conditions to Obligations of the Company	81

ARTICLE IX

TERMINATION AND AMENDMENT		82

9.1	Termination	82
9.2	Effect of Termination	83

ARTICLE X

SURVIVAL AND INDEMNIFICATION		84

10.1	Survival	84
10.2	Indemnification by the Stockholder	84
10.3	Indemnification by Parent	86
10.4	Claims	87
10.5	Adjustment of Indemnification Payments	88
10.6	Duty to Mitigate	89
10.7	Effectiveness and Actions	89
10.8	Exclusive Remedy; Recourse	89

ARTICLE XI

GENERAL PROVISIONS		90

11.1	Amendment	90
11.2	Extension; Waiver	90
11.3	Expenses	91
11.4	Notices	91
11.5	Attorney Client Matters	93
11.6	Interpretation	94
11.7	No Other Representations and Warranties	95
11.8	Waiver of Jury Trial	96
11.9	Counterparts	97
11.10	Entire Agreement	97
11.11	Governing Law; Jurisdiction	97
11.12	Assignment; Third Party Beneficiaries	97
11.13	Specific Performance	98
11.14	Severability	98
11.15	Delivery by Facsimile or Electronic Transmission	98

-iv-

INDEX OF DEFINED TERMS

Page

Accounting Firm	74
Acquisition Proposal	68
Adjustment Resolution Period	13
Adjustment Review Period	12
Advisers Act	18
affiliate	93
Affiliate Agreement	35
Agreement	1
Anti-Money Laundering Laws	27
AR Awards	26
Bank Closing Statement	12
Bank Estimated Closing Statement	11
Bank Merger	1
Bank Merger Agreement	1
Bank Merger Consideration	7
Bank Notice of Adjustment Disagreement	12
Bank Resolved Matters	13
Bank Unresolved Matters	13
Broadridge Conversion	77
Brokerage Firm Consideration	7
business day	93
Cash Consideration	3
Certificate Holder	1
Certificate of Merger	2
Certificates	3
Chosen Courts	96
Claim Notice	86
Class A Common Stock	3
Class B Common Stock	3
Client	77
Closing	2
Closing Date	2
Closing Statement	11
Code	22
Company	1
Company 401(k) Plan	65
Company Bank	1
Company Benefit Plan	23
Company Broker-Dealer Subsidiary	18
Company By-laws	16
Company Certificate	16
Company Common Stock	3
Company Contracts	27

-v-

Page

Company Disclosure Schedule	15
Company Financial Statements	19
Company Indemnified Parties	65
Company Investment Advisor Subsidiary	18
Company Leased Properties	33
Company Owned Properties	33
Company Qualified Plan	24
Company Real Property	33
Company Regulatory Agreement	30
Company Subsidiary	16
Confidential Communications	92
Confidentiality Agreements	63
Consideration Shares	40
Continuation Period	63
Continuing Employees	63
Contracts	27
De Minimis Amount	84
Deductible	84
Delaware Secretary	2
Derivative Contracts	32
Determination Date	14
DGCL	2
Dispute Notice	74
dollars	93
Effective Time	2
Enforceability Exceptions	18
Environmental Laws	32
ERISA	23
ERISA Affiliate	24
Escrow Account	7
Escrow Agent	6
Escrow Agreement	7
Escrow Distributions	7
Escrow End Date	8
Escrow Restrictive Legend	9
Estimated Adjusted Closing Tangible Book Value	11
Estimated Bank Merger Consideration	7
Estimated Brokerage Firm Consideration	7
Estimated Cash Consideration	11
Estimated Closing Statement	11
Excess Stock Consideration	3
Exchange Act	19
Existing Credit Facility	68
Existing Guarantors	69
Existing Indebtedness	69
Existing Stockholder Agreement	17

-vi-

Page

Existing U.S. Bank Uncommitted Line	69
FCPA	27
FDIC	16
Federal Reserve Board	15
Final Allocation	74
Final Cash Consideration	14
Final Closing Statement	14
Final Determination	87
FINRA	18
Foreign Broker-Dealer Subsidiary	50
Form BD	31
Fundamental Representations	83
GAAP	15
Governmental Entity	18
Guarantee	69
HOLA	15
HSR Act	44
IDA Amendment	77
Indemnified Parties	85
Indemnifying Party	86
Indemnity Amount	8
Indemnity Escrow Shares	6
Independent Accountant	13
Initial Confidentiality Agreement	62
Insurance Policies	37
Intellectual Property	34
Investment Advisory Contract	77
Investment Company Act	31
IRS	24
knowledge	93
Laws	26
Liens	17
Loans	36
Losses	83
made available	93
Material Adverse Effect	15
Materially Burdensome Regulatory Condition	61
Maximum Stock Consideration	3
Merger	1
Merger Consideration	3
Merger Sub	1
Merger Sub By-laws	4
Merger Sub Certificate	4
Merger Sub Common Stock	4
Multiemployer Plan	24
NASDAQ	7

-vii-

Page

New Plans	64
NML Promissory Note	69
Non-Preparing Party	71
Notice of Adjustment Disagreement	12
Notifying Party	67
One-Year Anniversary	8
Parent	1
Parent 401(k) Plan	65
Parent Bank	1
Parent Broker-Dealer Subsidiary	50
Parent By-laws	42
Parent Common Stock	3
Parent Contract	49
Parent Disclosure Schedule	41
Parent Equity Awards	42
Parent Financial Statements	45
Parent Indemnified Parties	83
Parent Investment Advisor Subsidiary	50
Parent Parties	91
Parent Preferred Stock	4
Parent Regulatory Agreement	50
Parent Reports	45
Parent Restricted Stock Award	42
Parent Stock Plans	42
Parent Stockholder Agreement	63
Parent Subsidiary	42
Past Practice	70
Payoff Letters	69
Pending Claim	8
Permitted Encumbrances	34
person	93
Pre-Closing Tax Period	70
Premium Cap	66
Preparing Party	71
Private Placement Legend	70
Proposed Allocation	74
Registration Rights Agreement	63
Regulatory Agencies	19
Released Indemnity Escrow Shares	8
Representatives	67
Requisite Regulatory Approvals	61
Resolved Matters	13
Rodger O. Riney Family Members	2
S Corporation	22
S Corporation Shareholders	10
S&C	91

-viii-

Page

Sarbanes-Oxley Act	45
SEC	18
Section 338 Forms	75
Section 338(h)(10) Election	74
Securities Act	40
Significant Subsidiary	43
SRO	18
Stock Consideration	3
Stockholder	1
Stockholder Disclosure Schedule	38
Stockholder Indemnified Parties	85
Stockholder Party	92
Straddle Period	71
Subsequent Date	8
Subsidiary	16
Support Agreements	2
Surviving Corporation	1
Surviving Corporation Shares	53
Takeover Statutes	35
Tax	23
Tax Claim	73
Tax Proceeding	73
Tax Return	23
Taxes	23
Termination Date	81
Third Party Claim	86
Trading Day	7
Transaction Expenses	75
transactions contemplated by this Agreement	93
transactions contemplated hereby	93
Transfer	58
Transfer Taxes	72
Trust	1
Unresolved Matters	13
Voting Trust Agreement	1
Voting Trust Certificate	39
Voting Trustee	1
VWAP	7

-ix-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 24, 2016 (this “Agreement”), by and among Scottrade Financial Services, Inc., a Delaware corporation (the “Company”), Rodger O. Riney, as Voting Trustee (the “Voting Trustee”) of the Rodger O. Riney Family Voting Trust U/A/D 12/31/2012 (the “Trust”), created under the Voting Trust Agreement dated December 31, 2012, as amended on January 21, 2016 (the “Voting Trust Agreement”), TD Ameritrade Holding Corporation, a Delaware corporation (“Parent”), and Alto Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the Stockholder has determined that it is in the best interests of the Stockholder, the holders of Voting Trust Certificates (each, a “Certificate Holder”) and the Company to consummate the strategic business combination transaction provided for herein, has advised the Board of Directors of the Company of such determination and has requested that the Board of Directors of the Company adopt and approve this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein, pursuant to which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into the Company (the “Merger”), so that the Company is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger;

WHEREAS, as a condition hereto, the Stockholder and the Board of Directors of the Company have also determined that it is in the best interests of the Stockholder, the Certificate Holders and the Company to consummate the strategic business combination transaction provided for in the Bank Agreement and Plan of Merger by and among the Company, Scottrade Bank, a federal savings association and a wholly owned Subsidiary of the Company (the “Company Bank”), the Voting Trustee, as Voting Trustee of the Trust, and TD Bank, National Association (“Parent Bank”), dated as of the date hereof and executed and delivered simultaneously herewith (the “Bank Merger Agreement”), pursuant to which Company Bank will, immediately prior to the Merger and subject to the terms and conditions set forth in the Bank Merger Agreement, including the condition that the Merger shall occur immediately following such transaction, merge with and into Parent Bank, with Parent Bank continuing as the surviving entity in such merger (the “Bank Merger”);

WHEREAS, the Voting Trustee of the Trust, in such capacity (hereinafter referred to in such capacity as the “Stockholder”), is the holder of record of 100% of the outstanding shares of capital stock of the Company, and the Stockholder, by virtue of its execution of this Agreement, provides its irrevocable written consent to, and approval and adoption of, this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, the Certificate Holders and the individuals listed on Section 11.5 of the Stockholder Disclosure Schedule (such individuals, along with their respective spouses, the “Rodger O. Riney Family Members”) are concurrently entering into support agreements with Parent (the “Support Agreements”), pursuant to which, among other things, each agrees to support this Agreement and the transactions contemplated hereby; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall merge with and into the Company. The Company shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the Laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. New York City time at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VIII (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

1.3 Effective Time. The Merger shall become effective as set forth in the certificate of merger to be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) on the Closing Date (the “Certificate of Merger”). The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL and this Agreement.

1.5 Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Stockholder, Parent, Merger Sub or the Company:

(a) All of the shares of (x) Class A common stock, par value $0.01 per share, of the Company (the “Class A Common Stock”) and (y) Class B common stock, par value $0.01 per share, of the Company (the “Class B Common Stock”) issued and outstanding immediately prior to the Effective Time (collectively, the “Company Common Stock”) shall, subject to adjustment pursuant to Section 1.5(b), collectively be converted into the right to receive, in the aggregate for all such shares, (i) 27,685,493 validly issued, fully paid and non-assessable shares of the common stock (the “Parent Common Stock”), par value $0.01 per share, of Parent (the “Stock Consideration”) and (ii) an amount in cash without interest, subject to adjustment pursuant to Section 1.5(b), equal to $3,000,000,000 less the Closing Tangible Book Value Adjustment Amount, if any, less the Transaction Expenses, as adjusted pursuant to Section 2.3 (the “Cash Consideration”), plus the Special Purpose Adjustment Amount, as set forth in Section 1.5(a) to the Company Disclosure Schedule (such amount, together with the Stock Consideration, the “Merger Consideration”). The Stockholder shall allocate the Merger Consideration pro rata to each share of Company Common Stock.

(b) Notwithstanding anything to the contrary set forth herein, if the issuance of the Stock Consideration to the Stockholder at the Effective Time would result in the Stockholder receiving shares of Parent Common Stock (including for these purposes the Indemnity Escrow Shares) representing greater than 4.95% of the total outstanding shares of Parent Common Stock immediately following the Effective Time (the “Maximum Stock Consideration”), (i) the Stock Consideration shall be reduced by the number of shares of Parent Common Stock by which the shares initially issuable pursuant to Section 1.5(a)(i) exceeds the Maximum Stock Consideration (such excess, the “Excess Stock Consideration”) and (ii) the Cash Consideration shall be increased by an amount equal to the Excess Stock Consideration multiplied by the VWAP as of the Closing Date. Notwithstanding anything to the contrary set forth herein, the Cash Consideration shall be adjusted by an amount, which may be positive or negative, equal to the product of (A) 1,384,275 and (B) an amount equal to the VWAP as of the Closing Date less $36.12. In the event of any adjustment to the Stock Consideration and the Cash Consideration pursuant to this Section 1.5(b), all references in this Agreement and any related agreements to the Stock Consideration and the Cash Consideration shall mean the Stock Consideration and Cash Consideration, respectively, as adjusted pursuant to this Section 1.5(b).

(c) All of the shares of Company Common Stock converted into the right to receive, in the aggregate for all such shares, the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and the certificates (collectively, including evidence of any shares in book-entry form, the “Certificates”) previously representing any such shares of Company Common Stock shall thereafter represent, collectively, only the right to receive the Merger Consideration. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock (or, at Parent’s option, evidence of shares in book entry form) and cash as set forth in Section 1.5(a) upon the surrender of such Certificates in accordance with Section 2.1, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Stock Consideration to give holders of Company Common Stock the same economic effect of the Stock Consideration as contemplated by this Agreement prior to such event; provided, that nothing in this sentence shall be construed to permit Parent to take any actions with respect to its securities that is prohibited by the terms of this Agreement.

(d) Notwithstanding anything to the contrary set forth herein or in the Bank Merger Agreement, nothing in the Bank Merger Agreement shall affect in any way the calculation of the consideration payable to the Stockholder pursuant to this Agreement.

1.6 Parent Common Stock. At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.7 Parent Preferred Stock. At and after the Effective Time, each share of validly issued, fully paid and non-assessable shares of the preferred stock, par value $0.01 per share, of Parent (the “Parent Preferred Stock”), if any, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.8 Merger Sub Common Stock. At and after the Effective Time, each share of common stock of Merger Sub, par value $0.01 per share (the “Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

1.9 Certificate of Incorporation of Surviving Corporation. At the Effective Time, the Certificate of Incorporation of Merger Sub (the “Merger Sub Certificate”), as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law; provided, that the name of the Surviving Corporation as reflected in the Merger Sub Certificate shall be “Scottrade Financial Services, Inc.”.

1.10 By-laws of Surviving Corporation. At the Effective Time, the By-laws of Merger Sub (the “Merger Sub By-laws”), as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended in accordance with applicable Law; provided, that the name of the Surviving Corporation as reflected in the Merger Sub By-laws shall be “Scottrade Financial Services, Inc.”.

1.11 Voting Trust Agreement; Existing Stockholder Agreement. From and after the Effective Time, the Surviving Corporation shall cease to be a party to or have any involvement whatsoever in or any liability under the Voting Trust Agreement. As provided in a letter agreement that has been made available to Parent, the Existing Stockholder Agreement terminates at the Effective Time pursuant to Section 10(b) of the Existing Stockholder Agreement.

1.12 Stockholder Written Consent and Waiver of Meeting. The Stockholder agrees that the execution of this Agreement on the part of the Stockholder is intended to, and shall, constitute the Stockholder’s irrevocable written consent to the approval of this Agreement and the Merger and the other transactions contemplated hereby in lieu of a meeting of the stockholders of the Company, pursuant to Section 228(a) of the DGCL. The Stockholder also waives its right to, and its right to notice of, any meeting for purposes of voting on the approval and adoption of this Agreement and the Merger, and further waives and agrees not to exercise, demand or seek any dissenters’ or appraisal rights that it may have under applicable Law, including Section 262 of the DGCL, with respect to the Merger or the other transactions contemplated hereby. In furtherance of the foregoing, the Stockholder agrees to take such action and to execute such further agreements or consents as may be required under the DGCL or other applicable Law, in each case, to effect the intent of the foregoing, including to approve the Merger and the other transactions contemplated hereby.

As used herein:

“Adjusted Closing Tangible Book Value” shall mean (i) the stockholder’s equity of the Company, excluding and disregarding accumulated other comprehensive income (loss), less any intangible assets of the Company and goodwill, in each case, on a consolidated basis as of the Adjustment Time, determined in accordance with GAAP and in accordance with the Company’s past accounting methods, policies, practices and procedures and in the same manner, with consistent classification and estimation methodology, as the most recent audited consolidated balance sheet of the Company prior to the date hereof was prepared, (ii) plus all Transaction Expenses and all costs, fees and expenses payable to the Independent Valuation Firm, in each case, paid or accrued by the Company prior to the Adjustment Time, (iii) plus any severance, retention or Contract breakage costs paid or accrued by the Company prior to the Adjustment Time, and payable in each case as a result of the Merger, as mutually and reasonably agreed by the parties, (iv) less, without duplication, (A) any realized gains on the sale of securities by the Company and its Subsidiaries and (B) any unrealized gains on the Company’s and its Subsidiaries’ securities, (v) plus, without duplication (A) any realized losses on the sale of securities by the Company and its Subsidiaries and (B) any unrealized losses on the Company’s and its Subsidiaries’ securities, in each case of clauses (iv) and (v) between September 30, 2016 and the Adjustment Time, (vi) plus the amount set forth in Section 1.12(vi) of the Company Disclosure Schedule, (vii) less the amount of any declared but unpaid dividends of the Company, to the extent not already reflected in any of clauses (i) through (vi) above.

“Adjustment Time” shall mean 11:59 p.m. on the day immediately preceding the Closing Date; provided, that if as a result of a breach by the Company of any of its covenants contained in Section 6.2(r) of this Agreement, Adjusted Closing Tangible Book Value shall have changed between the Adjustment Time and the time immediately preceding the Effective Time, then any such changes shall be included in the calculation of Adjusted Closing Tangible Book Value for purposes of the Closing Statement.

“Closing Tangible Book Value Adjustment Amount” means (i) if Adjusted Closing Tangible Book Value is equal to or greater than $1,765,339,481, then zero (0) and (ii) if Adjusted Closing Tangible Book Value is less than $1,765,339,481, then an amount equal to $1,765,339,481 less Adjusted Closing Tangible Book Value.

ARTICLE II

EXCHANGE OF SHARES

2.1 Exchange of Shares.

(a) At the Closing, the Stockholder shall surrender the Certificates to Parent, and Parent shall deliver:

(i) to the Stockholder, evidence of shares in book entry form or a certificate representing an amount of Parent Common Stock equal to the Stock Consideration, as it may be adjusted pursuant to Section 1.5(b), less an amount of shares of Parent Common Stock equal to the number of Indemnity Escrow Shares deposited into the Escrow Account at the Closing pursuant to Section 2.2(a);

(ii) to the Stockholder, an amount in cash, in immediately available funds, to one or more bank accounts that have been designated by the Stockholder at least two (2) business days prior to the Closing representing the amount of the Estimated Cash Consideration, as it may be adjusted pursuant to Section 1.5(b), plus the the Special Purpose Adjustment Amount, less the Indemnity Escrow Amount (as defined in the Bank Merger Agreement) to be deposited into the Escrow Account (as defined in the Bank Merger Agreement) pursuant to Section 2.2 of the Bank Merger Agreement; and

(iii) to the Escrow Agent, on behalf of the Stockholder, (A) the Indemnity Escrow Shares as provided for in Section 2.2 below and (B) at the direction of Parent Bank, the Indemnity Escrow Amount (as defined in the Bank Merger Agreement) pursuant to Section 2.2 of the Bank Merger Agreement.

(b) All Certificates surrendered pursuant to this Section 2.1 shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.1, the Certificates shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration.

(c) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time.

2.2 Escrow.

(a) Escrow Account. At the Closing, Parent shall deliver or cause to be delivered to U.S. Bank National Association (the “Escrow Agent”) book-entry positions representing a number of shares of Parent Common Stock (the “Indemnity Escrow Shares”) equal to (i) the product of (A) 0.026 and (B) the Estimated Brokerage Firm Consideration, divided by (ii) the VWAP as of the Closing Date, for deposit into a custodian account specified by the Escrow Agent (the “Escrow Account”), which (along with any interest, dividends and other distributions and payments made in respect of the Indemnity Escrow Shares or other assets in the Escrow Account, the “Escrow Distributions”) shall be held, safeguarded and released pursuant to Article X and this Section 2.2 and the terms and conditions of that certain Escrow Agreement substantially in the form set forth in Section 2.2(a) of the Company Disclosure Schedule (the “Escrow Agreement”), to be executed contemporaneously with the Closing by the Voting Trustee, Parent and the Escrow Agent.

As used herein:

“Bank Merger Consideration” has the meaning set forth in the Bank Merger Agreement.

“Brokerage Firm Consideration” means the sum of (a) the value of the Stock Consideration based on the VWAP as of the Closing Date and (b) an amount in cash, without interest, equal to the Cash Consideration plus the Special Purpose Adjustment Amount less the Bank Merger Consideration.

“Estimated Brokerage Firm Consideration” means the sum of (a) the value of the Stock Consideration based on the VWAP as of the Closing Date and (b) an amount in cash, without interest, equal to the Estimated Cash Consideration plus the Special Purpose Adjustment Amount (as set forth in the Independent Valuation Firm Initial Closing Statement) less the Estimated Bank Merger Consideration.

“Estimated Bank Merger Consideration” has the meaning set forth in the Bank Merger Agreement.

“VWAP” means, as of a particular date, the average of the volume weighted averages of the trading prices of shares of Parent Common Stock on the NASDAQ Stock Market (“NASDAQ”) (as reported by Bloomberg L.P. or, if such information is no longer available from Bloomberg L.P., as available from a comparable internationally recognized source determined by Parent and the Stockholder, acting reasonably), on each of the twenty (20) consecutive days on which shares of Parent Common Stock are traded on NASDAQ (each such day, a “Trading Day”) ending on (and including) the Trading Day that is the Trading Day immediately prior to such date.

(b) Releases Under the Escrow Agreement. The Escrow Agreement shall, among other things, provide that (or if not expressly provided in the Escrow Agreement, Parent and the Stockholder hereby agree to issue Joint Written Directions (as defined in the Escrow Agreement) to effectuate the following):

(i) at any time between the Closing Date and the Escrow End Date, the Stockholder may, at its option, (A) provide to the Escrow Agent for deposit into the Escrow Account any amount in cash and (B) direct the Escrow Agent to distribute from the Escrow Account to the Stockholder a number of Indemnity Escrow Shares equal to (1) the amount in cash deposited into the Escrow Account pursuant to clause (A) of this sentence, divided by (2) the VWAP as of the date of such deposit;

(ii) pursuant to Section 10.4(a), Parent shall deliver a Claim Notice to each of the Stockholder and the Escrow Agent, whenever a Claim Notice is required to be delivered pursuant to Section 10.4(a);

(iii) promptly following the Final Determination with respect to any indemnification claim made by Parent pursuant to Article X, the Stockholder and Parent shall direct the Escrow Agent to return and release from the Escrow Account to Parent an amount in cash and/or Indemnity Escrow Shares with an aggregate value (valuing such Indemnity Escrow Shares as of the date of the applicable Final Determination) equal to the amount of any such indemnification payment required to be made by the Stockholder pursuant to Article X (the “Indemnity Amount”), with the portion of such Indemnity Amount to be paid in cash determined by the Stockholder and the number of Indemnity Escrow Shares being so distributed equal to (A) the Indemnity Amount, less any such cash to be paid, divided by (B) the VWAP as of the date of the applicable Final Determination (any such released Indemnity Escrow Shares, “Released Indemnity Escrow Shares”);

(iv) promptly following the date that is the one- (1)-year anniversary of the Closing Date (the “One-Year Anniversary”), the Escrow Agent shall distribute and release from the Escrow Account to the Stockholder an amount in cash and/or Indemnity Escrow Shares equal to (A) one half (1/2) of the number of Indemnity Escrow Shares deposited into the Escrow Account on the Closing Date pursuant to Section 2.1(a), less the number of Indemnity Escrow Shares released to the Stockholder prior to the One-Year Anniversary in exchange for cash pursuant to Section 2.2(b)(i), plus (B) one half (1/2) of the amount of cash deposited into the Escrow Account by the Stockholder prior to the One-Year Anniversary pursuant to Section 2.2(b)(i), less (C) the sum of (1) the aggregate amounts of the cash and Released Indemnity Escrow Shares released to Parent pursuant to Section 2.2(b)(iii) prior to the One-Year Anniversary plus (2) an amount in cash and/or Indemnity Escrow Shares (with the amount of cash determined by the Stockholder, and valuing such Indemnity Escrow Shares based on the VWAP as of the One-Year Anniversary) with a value equal to the aggregate amounts contemplated by any and all claims for indemnification submitted by Parent in good faith prior to the One-Year Anniversary in accordance with Article X that remain pending and unresolved (each such claim, a “Pending Claim”);

(v) promptly following the date that is the two- (2)-year anniversary of the Closing Date (the “Escrow End Date”) and each successive one- (1)-year anniversary thereafter (a “Subsequent Date” ), if any amounts of cash or Indemnity Escrow Shares remain in the Escrow Account, the Escrow Agent shall distribute and release from the Escrow Account to the Stockholder any and all cash and Indemnity Escrow Shares remaining in the Escrow Account; provided, that if there are any Pending Claims as of the Escrow End Date or the Subsequent Date, as applicable, the Escrow Agent shall continue to hold and safeguard in the Escrow Account an amount in cash and/or Indemnity Escrow Shares (valuing such Indemnity Escrow Shares based on the VWAP as of the Escrow End Date or the Subsequent Date, as applicable) with an aggregate value equal to the aggregate amounts of all Pending Claims as of the Escrow End Date or the Subsequent Date, as applicable, with the portion of such distributable amounts to be paid in cash pursuant to this Section 2.2(b)(v) determined by the Stockholder and the number of Indemnity Escrow Shares being distributed pursuant to this Section 2.2(b)(v) equal to (A) the aggregate value of the cash and Indemnity Escrow Shares to which the Stockholder is then entitled pursuant to this Section 2.2(b)(v), less any cash to be distributed pursuant to this Section 2.2(b)(v), divided by (B) the VWAP as of the Escrow End Date or the Subsequent Date, as applicable;

(vi) promptly following the date after the Escrow End Date on which there are no longer any Pending Claims, the Escrow Agent shall distribute and release from the Escrow Account to the Stockholder any and all cash and Indemnity Escrow Shares remaining in the Escrow Account;

(vii) any disbursement of any cash or Indemnity Escrow Shares from the Escrow Account pursuant to this Section 2.2(b) shall be made promptly upon any applicable One-Year Anniversary, Escrow End Date, Subsequent Date, or Final Determination, and, in all cases within fifteen (15) days thereof, and each of the Stockholder and Parent shall cause the Escrow Agent to make such disbursement within such time;

(viii) in the event that either the Stockholder or Parent receives a release of any cash or Indemnity Escrow Shares to which it is not entitled pursuant to the terms and conditions of this Agreement or the Escrow Agreement, such party shall, (A) if another party is entitled to such cash or Indemnity Escrow Shares at such time, transfer such cash or Indemnity Escrow Shares to such other party, or (B) if no other party is entitled to such cash or Indemnity Escrow Shares at such time, return such cash or Indemnity Escrow Shares to the Escrow Agent to be redeposited into the Escrow Account to be held, safeguarded and released pursuant to this Section 2.2 and the terms and conditions of the Escrow Agreement;

(ix) the Stockholder shall have the exclusive right to vote or to direct the vote of any Indemnity Escrow Shares held in the Escrow Account; and

(x) the Stockholder shall have the exclusive right to any Escrow Distributions, which shall be released to the Stockholder promptly upon receipt by the Escrow Agent without any action on the part of the Stockholder or Parent, and in all cases within three (3) business days thereof.

For purposes of this Section 2.2(b), Escrow Distributions shall not be considered cash in the Escrow Account. For the avoidance of doubt, any cash and Indemnity Escrow Shares distributed to the Stockholder pursuant to Section 2.2(b)(iii)-(x) shall be deemed part of the Merger Consideration.

(c) “Escrow Restrictive Legend” means a legend substantially to the following effect: “THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO AN ESCROW AGREEMENT WITH THE ISSUER, THE ESCROW AGENT THEREUNDER (OR ANY SUCCESSOR ESCROW AGENT) AND OTHER PARTIES NAMED THEREIN AS ORIGINALLY EXECUTED AND AS IT MAY BE AMENDED OR RESTATED FROM TIME TO TIME (THE “ESCROW AGREEMENT”), THE TERMS OF WHICH ARE HEREBY INCORPORATED HEREIN BY REFERENCE AND A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICES OF THE ISSUER AND WHICH, AMONG OTHER MATTERS, PLACES RESTRICTIONS ON THE DISPOSITION OF THE SECURITIES REPRESENTED BY THIS INSTRUMENT. THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE BEEN DEPOSITED WITH THE ESCROW AGENT PURSUANT TO THE ESCROW AGREEMENT AND MAY NOT BE OFFERED, EXCHANGED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, PARTICIPATED, HYPOTHECATED OR OTHERWISE DISPOSED OF FOR SO LONG AS THEY ARE SUBJECT TO THE ESCROW AGREEMENT.”

(d) Escrow Restrictive Legends. All book-entry positions representing any Indemnity Escrow Shares will bear or contain the Escrow Restrictive Legend and the Private Placement Legend to the extent provided in Section 7.14; provided, that upon the release of any Indemnity Escrow Shares pursuant to Section 2.2(b), Parent shall cause the Escrow Restrictive Legend to be removed from all book-entry positions representing any such Released Indemnity Escrow Shares (and terminate any related stop-transfer orders).

(e) Tax Treatment of Escrow Account. The Trust (or the Certificate Holders or the direct or indirect owners of the Voting Trust Certificates, in each case, to the extent treated as owning the assets and income of the Trust for relevant Tax purposes (the “S Corporation Shareholders”)) shall be treated for U.S. federal, state and local income Tax purposes as the owner of the Indemnity Escrow Shares and any cash in the Escrow Account and shall be subject to such Tax on all interest and earnings earned in connection with the Indemnity Escrow Shares and any cash in the Escrow Account, including any Escrow Distributions, and the Escrow Agreement shall provide that at the time any such Taxes are due, the Escrow Agent shall release to the Stockholder an amount of such earnings or Escrow Distributions from the Escrow Account, pursuant to the Escrow Agreement, sufficient to pay such Taxes.

(f) Withholding Rights. Each of Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement such amounts as Parent, Merger Sub or the Surviving Corporation, as applicable, is required to withhold from such consideration under the Code or any provision of other applicable Tax Law; provided, however, that (i) Parent, Merger Sub or the Surviving Corporation (as relevant) shall provide the Stockholder with written notice as soon as reasonably practicable (and in any case at least ten (10) business days prior to making the deduction or withholding) upon becoming aware that deduction or withholding is required to be withheld from any consideration payable pursuant to this Agreement and (ii) Parent, Merger Sub and the Surviving Corporation shall cooperate with the Stockholder in seeking to reduce or eliminate any such withholding. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the person in respect of which such deduction and withholding was made. This Section 2.2(f) shall not apply to Transfer Taxes, which are governed by Section 7.15(d).

2.3 Merger Consideration Adjustment.

(a) Prior to the Closing, the Company shall prepare, in consultation with Parent Bank and Parent, and at least five (5) business days prior to the Closing Date, the Company shall deliver to Parent Bank and Parent a good faith calculation of (i) the estimated amount of the Adjusted Closing Tangible Book Value (the “Estimated Adjusted Closing Tangible Book Value”) and (ii) the estimated Cash Consideration (the “Estimated Cash Consideration”) (collectively, the “Estimated Closing Statement”). At least ten (10) business days prior to the delivery of the Estimated Closing Statement to Parent Bank and Parent, the Company shall provide a draft of the Estimated Closing Statement and reasonable supporting detail to Parent Bank and Parent for their review, and the Company shall reasonably consider any comments of Parent Bank and Parent or their respective representatives thereto and revise the draft of the Estimated Closing Statement to reflect any reasonable revisions proposed by Parent Bank or Parent. At least ten (10) business days prior to the delivery of the Estimated Closing Statement (as such term is defined in the Bank Merger Agreement) (the “Bank Estimated Closing Statement”) to Parent Bank, the Company shall provide a draft of the Bank Estimated Closing Statement and reasonable supporting detail to Parent Bank and Parent for their review, and the Company shall reasonably consider any comments of Parent Bank and Parent or their respective representatives thereto and revise the draft of the Bank Estimated Closing Statement to reflect any reasonable revisions proposed by Parent Bank and Parent. During the preparation by the Company of the Estimated Closing Statement and the Bank Estimated Closing Statement and after the delivery of the Estimated Closing Statement and the Bank Estimated Closing Statement, Parent Bank and Parent and their respective representatives shall have a reasonable opportunity to review and to discuss with the Company and its representatives (a) the Company’s and Company Bank’s working papers and the working papers of the Company’s and Company Bank’s independent accountants, if any, relating to the preparation of the Estimated Closing Statement and the Bank Estimated Closing Statement and the calculation of the Estimated Adjusted Closing Tangible Book Value and Estimated Tangible Book Value (as defined in the Bank Merger Agreement) after signing customary confidentiality and hold harmless agreements with such independent accountants relating to such access to working papers in form and substance reasonably acceptable to such independent accountants, as well as (b) the relevant books and records of the Company and its Subsidiaries, including Company Bank; and the Company and its representatives shall reasonably assist Parent Bank, Parent and their respective representatives in their review of the Estimated Closing Statement and the Bank Estimated Closing Statement and the preparation thereof and reasonably cooperate with respect thereto; provided that in no event shall the foregoing rights of Parent Bank and Parent delay the Closing Date.

(b) As soon as reasonably practicable after the Closing Date, and in any event within ninety (90) days after the Closing Date, Parent shall prepare and deliver to the Stockholder and Parent Bank a statement (the “Closing Statement”) that shall set forth a calculation of (i) the Adjusted Closing Tangible Book Value and (ii) the Cash Consideration. At least ten (10) business days prior to the delivery of the Closing Statement to the Stockholder and Parent Bank, Parent shall provide a draft of the Closing Statement and reasonable supporting detail to Parent Bank for its review, and Parent shall reasonably consider any comments of Parent Bank or its representatives thereto and revise the draft of the Closing Statement to reflect any reasonable revisions proposed by Parent Bank. At least ten (10) business days prior to the delivery of the Closing Statement (as such term is defined in the Bank Merger Agreement) (the “Bank Closing Statement”) to Parent pursuant to the Bank Merger Agreement, Parent Bank shall provide a draft of the Bank Closing Statement and reasonable supporting detail to Parent for its review, and Parent Bank shall reasonably consider any comments of Parent or its representatives thereto and revise the draft of the Bank Closing Statement to reflect any reasonable revisions proposed by Parent.

(c) During the thirty (30) days immediately following the later of (i) the receipt by the Stockholder and Parent Bank of the Closing Statement and (ii) the receipt by Parent of the Bank Closing Statement (the “Adjustment Review Period”), the Stockholder, Parent Bank and their respective representatives shall be permitted to review Parent’s working papers and the working papers of Parent’s independent accountants, if any, relating to the preparation of the Closing Statement and the calculation of the Adjusted Closing Tangible Book Value, after signing customary confidentiality and hold harmless agreements relating to such access to working papers in form and substance reasonably acceptable to such independent accountants, as well as the relevant books and records of Parent with respect to the Company, and Parent shall, and shall cause its representatives to, assist the Stockholder, Parent Bank and their respective representatives in their review of the Closing Statement and reasonably cooperate with respect thereto. During the Adjustment Review Period, the Stockholder and Parent and their respective representatives shall be permitted to review Parent Bank’s working papers and the working papers of Parent Bank’s independent accountants, if any, relating to the preparation of the Bank Closing Statement and the calculation of the Closing Tangible Book Value, after signing customary confidentiality and hold harmless agreements relating to such access to working papers in form and substance reasonably acceptable to such independent accountants, as well as the relevant books and records of Parent Bank with respect to the Company Bank, and Parent Bank shall, and shall cause its representatives to, assist the Stockholder, Parent and their respective representatives in their review of the Bank Closing Statement and reasonably cooperate with respect thereto. The Stockholder or Parent Bank shall notify Parent in writing (the “Notice of Adjustment Disagreement”) prior to the expiration of the Adjustment Review Period if the Stockholder or Parent Bank disagrees with any portion of the Closing Statement. Parent shall notify Parent Bank in writing prior to the expiration of the Adjustment Review Period if Parent disagrees with any portion of the Bank Closing Statement, which notice shall constitute a “Notice of Adjustment Disagreement” for purposes of the Bank Merger Agreement (such notice by Parent hereunder, and any “Notice of Adjustment Disagreement” thereunder given in accordance with the provisions thereof by Parent or the Stockholder, a “Bank Notice of Adjustment Disagreement”). A Notice of Adjustment Disagreement or Bank Notice of Adjustment Disagreement shall set forth in reasonable detail the basis for such disagreement, the amounts involved and the notifying party’s adjustments to the Closing Statement or Bank Closing Statement with reasonably detailed supporting documentation. If no Notice of Adjustment Disagreement is received by Parent on or prior to the expiration date of the Adjustment Review Period, then the Closing Statement and all amounts set forth therein shall be deemed to have been accepted by Parent Bank and the Stockholder and shall become final and binding upon the parties hereto and to the Bank Merger Agreement. If no Bank Notice of Adjustment Disagreement is received by Parent Bank on or prior to the expiration date of the Adjustment Review Period, then the Bank Closing Statement and all amounts set forth therein shall be deemed to have been accepted by Parent and the Stockholder and shall become final and binding upon the parties to the Bank Merger Agreement. During the thirty (30) days immediately following the later of the timely delivery of a Notice of Adjustment Disagreement and a Bank Notice of Adjustment Disagreement, if any, (the “Adjustment Resolution Period”), Parent, the Stockholder and Parent Bank shall seek in good faith to resolve any disagreement that any of them may have with respect to the matters specified in such Notice of Adjustment Disagreement or Bank Notice of Adjustment Disagreement. Any items relating to the Closing Statement agreed to by each of the Stockholder, Parent and Parent Bank in writing, together with any items relating to the Closing Statement not disputed or objected to by either the Stockholder or Parent Bank in a Notice of Adjustment Disagreement, are collectively referred to herein as the “Resolved Matters”. Any items relating to the Bank Closing Statement agreed to by each of the Stockholder, Parent and Parent Bank in writing, together with any items relating to the Bank Closing Statement not disputed or objected to by either the Stockholder or Parent in a Bank Notice of Adjustment Disagreement, are collectively referred to herein as the “Bank Resolved Matters”. If at the end of the Adjustment Resolution Period the parties have been unable to resolve any differences they may have with respect to the matters specified in a Notice of Adjustment Disagreement or a Bank Notice of Adjustment Disagreement, the Stockholder, Parent and Parent Bank shall refer all matters that remain in dispute with respect to the Notice of Adjustment Disagreement (the “Unresolved Matters”) or the Bank Notice of Adjustment Disagreement (the “Bank Unresolved Matters”) to an independent certified public accounting firm in the United States of national recognition mutually agreeable to the Stockholder, Parent and Parent Bank (the “Independent Accountant”) as promptly as practicable. In the event the Stockholder, Parent and Parent Bank are unable to reasonably agree to an Independent Accountant within fifteen (15) days after the end of the Adjustment Resolution Period, the “Independent Accountant” shall be an independent certified public accounting firm in the United States of national recognition selected by the mutual agreement of (x) a certified public accounting firm in the United States appointed by the Stockholder in its sole discretion, (y) a certified public accounting firm in the United States appointed by Parent in its sole discretion and (z) a certified public accounting firm in the United States appointed by Parent Bank in its sole discretion. Within thirty (30) days after the submission of such matters to the Independent Accountant, the Independent

Accountant, acting as an expert and not as an arbitrator, will make a final determination, binding on the parties hereto and to the Bank Merger Agreement, of the appropriate amount of each of the Unresolved Matters and Bank Unresolved Matters. With respect to each Unresolved Matter and Bank Unresolved Matter, such determination, if not in accordance with the position of the Stockholder, Parent or Parent Bank, shall not be in excess of the highest, nor less than the lowest, of the amounts advocated (i) by the Stockholder or Parent Bank in a Notice of Adjustment Disagreement or Parent in the Closing Statement with respect to such Unresolved Matter and (ii) by the Stockholder or Parent in a Bank Notice of Adjustment Disagreement or Parent Bank in the Bank Closing Statement with respect to such Bank Unresolved Matter. For the avoidance of doubt, the Independent Accountant shall not review any line items in the Closing Statement or Bank Closing Statement or make any determination with respect to any matter other than the Unresolved Matters and Bank Unresolved Matters. During the review by the Independent Accountant, Parent Bank, the Stockholder and Parent shall each make available to the Independent Accountant such individuals and such information, books, records and work papers, as may be reasonably required by the Independent Accountant to fulfill its obligations under this Section 2.3(c) and under Section 2.4(c) of the Bank Merger Agreement; provided, however, that the independent accountants of Parent Bank, the Stockholder or Parent shall not be obligated to make any working papers available to the Independent Accountant unless and until the Independent Accountant has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants. The costs of the Independent Accountant shall be split equally between the party or parties that have submitted a Notice of Adjustment Disagreement under this Agreement or a Bank Notice of Adjustment Disagreement under the Bank Merger Agreement that has resulted in one or more Unresolved Matters or Bank Unresolved Matters. With respect to any Unresolved Matter and Bank Unresolved Matter that involves the same or substantially similar line items in the Closing Statement or Bank Closing Statement, or any other matters that are the same or substantially related as between the Closing Statement and the Bank Closing Statement, the Independent Accountant shall make a consistent determination with respect thereto. Any amounts, line items and calculations included in Tangible Book Value (as defined in the Bank Merger Agreement) or Adjusted Closing Tangible Book Value that involve the same or substantially similar items or determinations as those made by the Independent Valuation Firm and set forth in the Independent Valuation Firm Initial Closing Statement, as modified by the Independent Valuation Firm Final Closing Statement, shall be consistent with the determinations and calculations of the Independent Valuation Firm, and none of the parties to this Agreement or the Bank Merger Agreement shall dispute any such amounts determined by the Independent Valuation Firm in any submission to the Independent Accountant.

(d) The “Final Closing Statement” shall be (i) in the event that no Notice of Adjustment Disagreement is delivered to Parent pursuant to Section 2.3(c) prior to the expiration of the Adjustment Review Period, the Closing Statement delivered by Parent to the Stockholder and Parent Bank pursuant to Section 2.3(b), (ii) in the event that a Notice of Adjustment Disagreement is delivered to Parent pursuant to Section 2.3(c) prior to the expiration of the Adjustment Review Period, the Closing Statement delivered by Parent to the Stockholder and Parent Bank pursuant to Section 2.3(b) as adjusted pursuant to the agreement of Parent, the Stockholder and Parent Bank in writing or (iii) in the event that a Notice of Adjustment Disagreement is delivered to Parent pursuant to Section

2.3(c) prior to the expiration of the Adjustment Review Period and Parent, the Stockholder and Parent Bank are unable to agree on all matters set forth in such Notice of Adjustment Disagreement, the Closing Statement delivered by Parent to the Stockholder and Parent Bank pursuant to Section 2.3(b) as adjusted by the Independent Accountant to be consistent with the Resolved Matters and the final determination of the Independent Accountant of the Unresolved Matters in accordance with Section 2.3(c). The date on which the Final Closing Statement is finally determined in accordance with this Section 2.3(d) is hereinafter referred to as the “Determination Date”.

(e) As of the Determination Date, the Cash Consideration shall be adjusted to mean an amount (the “Final Cash Consideration”) in cash without interest equal to $3,000,000,000, less the Closing Tangible Book Value Adjustment Amount, if any, less the Transaction Expenses, in each case as set forth in the Final Closing Statement and as it may be adjusted pursuant to Section 1.5(b). Within five (5) business days after the Determination Date, (i) if the Estimated Cash Consideration paid at the Closing exceeds the Final Cash Consideration, the Stockholder shall pay to Parent an amount equal to the entire amount of such excess by wire transfer or transfers of immediately available funds from the Stockholder to an account designated by Parent and (ii) if the Final Cash Consideration exceeds the Estimated Cash Consideration paid at the Closing, Parent or the Company shall pay to the Stockholder an amount equal to the entire amount of such excess by wire transfer or transfers of immediately available funds from Parent or one of its affiliates to an account designated by the Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the disclosure schedule delivered by the Company to Parent concurrently herewith (the “Company Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of this Article III shall be deemed to qualify (i) any other section of this Article III specifically referenced or cross-referenced and (ii) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, the Company hereby represents and warrants to Parent as follows:

3.1 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, is a savings and loan holding company within the meaning of the Home Owners’ Loan Act of 1933, as amended (the “HOLA”), and is duly registered as such with the Board of Governors of the

Federal Reserve System (the “Federal Reserve Board”). The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent, the Company or the Surviving Corporation, as the case may be, any effect, change, event, circumstance or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole, including, in the case of the Company, the Company Bank (provided, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date hereof in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements or interpretations thereof, (B) changes after the date hereof in Laws or agency requirements of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes after the date hereof in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) public disclosure of the execution of this Agreement or public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) (provided, that the exception in this clause (D) shall not apply for purposes of the representations and warranties in Sections 3.3(b) or 5.3(b)), (E) actions or omissions expressly required by this Agreement in contemplation of the transactions contemplated hereby or actions or omissions taken with the written consent of Parent, in the case of the Company, or the Company, in the case of Parent, (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal or published financial forecasts or other estimates, predictions or projections (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred) or (G) the expenses incurred by the Company or Parent in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, except, with respect to subclauses (A), (B) or (C), to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other comparable companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to the Company and Parent, shall have the meaning ascribed to it in Section 10(a)(1)(G) of the HOLA. True and complete copies of the Certificate of Incorporation of the Company (the “Company Certificate”) and the By-laws of the Company (the “Company By-laws”), as in effect as of the date of this Agreement, have previously been made available by the Company to Parent.

(b) Each Subsidiary of the Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable Law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on the Company and (iii) has all requisite corporate (or similar) power and authority to own or lease its properties and assets and to carry on its business as now conducted in all material respects. The deposit accounts of each Subsidiary of the Company that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the Company’s knowledge, threatened. Section 3.1(b) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of the Company as of the date hereof.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 7,500,750 shares of Company Common Stock, par value $0.01 per share, 750 shares of which are Class A Common Stock and 7,500,000 shares of which are Class B Common Stock. As of the date of this Agreement, there are (i) 5,217,321.68 shares of Company Common Stock issued and outstanding, all of which are held of record by the Stockholder, 521.68 shares of which are Class A Common Stock and 5,216,800 shares of which are Class B Common Stock, and (ii) no other shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of the Company may vote. No trust preferred or subordinated debt securities of the Company are issued or outstanding. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. Except for the First Amended and Restated Stockholder Agreement, dated December 31, 2012, as amended through the date hereof (the “Existing Stockholder Agreement”), by and among the Company and the stockholders listed therein, and the Voting Trust Agreement, there are no voting trusts, stockholder agreements, proxies or other agreements in effect pursuant to which the Company or any of its Subsidiaries has a contractual obligation with respect to the voting or transfer of the Company Common Stock or other equity interests of the Company.

(b) The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Company Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Company Subsidiary. Other than the Company Subsidiaries, the Company does not own, directly or indirectly, any material equity or ownership interest in any person. The Company Bank does not own any shares of capital stock or other equity ownership interests of the Company or any Company Subsidiary.

3.3 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of the Company and the sole stockholder of the Company. The Board of Directors of the Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of the Company, the Stockholder and the Certificate Holders and has adopted a resolution to the foregoing effect. No further corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting insured depository institutions or their parent companies or the rights of creditors generally and subject to general principles of equity (the “Enforceability Exceptions”)).

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Certificate or the Company By-laws or (ii) assuming that the consents, approvals and filings referred to in Sections 3.4, 4.5 and 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company, any Company Subsidiary or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any Company

Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party, or by which they or any of their respective properties or assets may be bound, except, in the case of clause (y) above, for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

3.4 Consents and Approvals. Except for (a) the filing by the Company Subsidiary that is a registered broker-dealer (the “Company Broker-Dealer Subsidiary”) of an amendment to its Form BD filed with the Securities and Exchange Commission (“SEC”), (b) the filing with the Financial Industry Regulatory Authority (“FINRA”) of an application by the Company Broker-Dealer Subsidiary under NASD Rule 1017 and approval of such application, (c) the filing with the SEC by the Company Subsidiary that is a registered investment advisor (the “Company Investment Advisor Subsidiary”) under the Investment Advisers Act of 1940 (the “Advisers Act”) of an amendment to its Form ADV and (d) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each, a “Governmental Entity”) are necessary on the part of the Company or any Company Subsidiary in connection with (i) the execution and delivery by the Company of this Agreement or (ii) the consummation by the Company of the Merger and the other transactions contemplated hereby. As used in this Agreement, “SRO” means (i) any “self regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934 (the “Exchange Act”) and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market. As of the date hereof, the Company is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis.

3.5 Reports. The Company and each of its Subsidiaries have timely filed or furnished, as applicable, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file or furnish, as applicable, since January 1, 2014 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the Office of the Comptroller of the Currency, (vi) any foreign regulatory authority and (vii) any SRO ((i) – (vii), collectively “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed or furnished, as applicable, pursuant to the Laws of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except for examinations conducted by a Regulatory Agency in the ordinary course of business of the Company and its Subsidiaries, (x) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2014 and (y) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries, in each case of clauses (x) and (y), which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

3.6 Financial Statements.

(a) The Company has previously delivered to Parent, and set forth in Section 3.6(a) of the Company Disclosure Schedule, complete and correct copies of (i) the consolidated audited balance sheet and statements of income, comprehensive income (loss) and changes in stockholders’ equity (including any related notes and schedules thereto and the signed, unqualified opinion of Deloitte & Touche LLP, its independent auditor) for the fiscal years ended September 30, 2013, 2014 and 2015, in each case for the Company and its Subsidiaries on a consolidated basis and for the Company Broker-Dealer Subsidiary, and (ii) the consolidated unaudited balance sheet and statements of income, comprehensive income (loss) and changes in stockholders’ equity as of and for the three (3) month period ended December 31, 2015, the three (3) and six (6) month periods ended March 31, 2015 and 2016 and the three (3) and nine (9) month periods ended June 30, 2015 and 2016, in each case for the Company and its Subsidiaries on a consolidated basis ((i) and (ii) collectively, the “Company Financial Statements”). The Company Financial Statements (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of preparation, in all material respects with applicable accounting requirements, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP. Deloitte & Touche LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities (i) that are reflected or reserved against on the unaudited consolidated balance sheet of the Company for the fiscal quarter ended June 30, 2016 or the audited consolidated balance sheet of the Company for the fiscal year ended September 30, 2015, in each case, as set forth in the Company Financial Statements (including any notes thereto), (ii) incurred in the ordinary course of business consistent with past practice since June 30, 2016, (iii) incurred in connection with this Agreement and the transactions contemplated hereby or (iv) arising in the ordinary course, under any contract or agreement set forth in Section 3.13(a) of the Company Disclosure Schedule except to the extent arising from the Company’s or its applicable Subsidiary’s breach of any such contract or agreement.

(c) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company. The Company and its Subsidiaries have a system of internal controls over financial reporting that is sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP consistently applied and (ii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of the Company and/or its Subsidiaries.

(d) Since January 1, 2014, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors or employees to the Board of Directors of the Company or any committee thereof or to the knowledge of the Company, to any director or officer of the Company.

3.7 Broker’s Fees. With the exception of the engagement of Goldman, Sachs & Co., neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. The Company has made available to Parent true and complete copies of all contracts, agreements and arrangements with respect to the engagement by the Company of Goldman, Sachs & Co. related to the Merger and the other transactions contemplated hereby.

3.8 Absence of Certain Changes or Events.

(a) Since September 30, 2015, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Except as set forth in Sections 3.8, 6.1 and 6.2 of the Company Disclosure Schedule (in the case of Sections 6.1 and 6.2 of the Company Disclosure Schedule,

solely to the extent the applicable action occurs following the date hereof) and in connection with matters related to this Agreement and the Company’s review of its strategic alternatives, since June 30, 2016, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

3.9 Legal Proceedings.

(a) Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement that, individually or in the aggregate, are (i) material to the Company and its Subsidiaries, taken as a whole, or are reasonably likely to result in a material restriction on the Company’s or any of its Subsidiaries’ businesses or (ii) reasonably likely to prevent, materially impede or materially delay the Company’s ability to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Parent or any of its affiliates) that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.10 Taxes and Tax Returns.

(a) Each of the Company and its Subsidiaries has duly and timely filed (taking into account any applicable extensions of time to file) all material Tax Returns required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects, and has paid in full all Taxes due and payable (whether or not shown on such Tax Returns). Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Neither the Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries. The Company has made available to Parent true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed by the Company or any of its Subsidiaries in the last six (6) years. Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Internal Revenue Code of 1986, as amended (the “Code”) of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1). There are no Liens for Taxes (other than Permitted Encumbrances) on any of the assets of the Company or its Subsidiaries. At no time during the past five (5) years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b) The Company is, and has been at all times since its formation, treated as an S corporation within the meaning of Sections 1361 and 1362 of the Code (and where relevant, corresponding provisions of applicable state and local law) (“S Corporation”) for U.S. federal and applicable state income Tax purposes, and no election has been made to treat the Company as other than an S Corporation for U.S. federal or applicable state income Tax purposes. Each Subsidiary of the Company (other than Subsidiaries that are limited liability companies disregarded as separate from the Company for U.S. federal income Tax purposes) is, and has been at all times since its respective formation, a validly electing “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code. The Company is not and will not be liable for any Tax under Sections 1374 or 1375 of the Code (including, for the avoidance of doubt, as a result of the Section 338(h)(10) Election).

(c) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period beginning the day after the Closing Date as a result of any (i) adjustment required by reason of a change in a method of accounting under Section 481 of the Code (or any similar provision of state, local or foreign Tax Law) prior to the Closing, (ii) “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law), (iii) installment sale, intercompany transaction or open transaction made or entered into prior to the Closing, (iv) prepaid amount received prior to the Closing or (v) election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Tax Law).

(d) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, composite, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(e) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11 Employees and Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule lists all material Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plan” means any benefit and/or compensation plans, programs, policies, agreements or arrangements including, but not limited to, employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and any and all other equity based compensation, appreciation rights, stock option, stock purchase, restricted stock, incentive, deferred compensation, health insurance, retiree medical, life insurance, pension, profit sharing, supplemental retirement, severance, retention, bonus, employment, change of control, commission, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, or for which there is or may be any liability or obligation of the Company or any of its Subsidiaries (either direct or indirect) or to which the Company or any of its Subsidiaries is a party, excluding, in each case, any Multiemployer Plan.

(b) The Company has heretofore made available to Parent, to the extent applicable, true and complete copies of (i) each material Company Benefit Plan (or descriptions thereof, in the case of any such Company Benefit Plan that is unwritten), including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles, (ii) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan and any other material summary, notification or report that has been furnished to the employees of the Company or any of its Subsidiaries with respect to the Company Benefit Plans, (iii) the most recent annual report (Form 5500), if any, filed with the Internal Revenue Service (“IRS”), (iv) the most recently received IRS determination letter, if any, relating to such Company Benefit Plan, and (v) the most recently prepared actuarial report for each Company Benefit Plan (if applicable).

(c) Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, is, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(d) The IRS has issued a favorable determination letter with respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plan”) and the related trust, and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Company Qualified Plan or the related trust.

(e) No Company Benefit Plan is (i) subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA, and, in the six (6) years prior to the date of this Agreement, neither the Company, any of its Subsidiaries nor any of their respective ERISA Affiliates has sponsored, maintained, contributed or had any obligation with respect to any of the foregoing types of plans. For purposes of this Agreement, “ERISA Affiliate” means each trade or business (whether or not incorporated) that has been or is required to be aggregated together with the Company or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code.

(f) No Company Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their dependents, except as required by Section 4980B of the Code.

(g) All contributions or other payments required to be made to any Company Benefit Plan by applicable Law or by any plan document for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully accrued and reflected on the books and records of the Company in accordance with normal accounting practices, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to the Company and its Subsidiaries.

(h) There are no pending or, to the Company’s knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted and to the knowledge of the Company, no set of circumstances exist which could reasonably be expected to give rise to a claim, lawsuit or arbitration, by or on behalf of or against any of the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans, the Company or any of its Subsidiaries with respect to the Company Benefit Plans, or the assets of any of the trusts under any of the Company Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any third party Company Benefit Plan administrator, service provider or fiduciary, has, within the past three (3) years, engaged in any nonexempt prohibited transactions under ERISA or Section 4975 of the Code with respect to any Company Benefit Plan reasonably likely to result in liability to the Company or any of its Subsidiaries or any person the Company or any of its Subsidiaries has an obligation to indemnify.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any benefits under any Company Benefit Plan, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.

(j) Without limiting the generality of Section 3.11(i), no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Sections 4999 or 409A of the Code (or any corresponding provisions of state or local Law relating to Tax).

(k) There are no pending or, to the knowledge of the Company, threatened material labor grievances or material unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes or other material labor disputes against the Company or any of its Subsidiaries, nor has there been any such activity at any time within the past three (3) years.

(l) Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization or like organization. Since January 1, 2013, there has not been any union-organizing effort pending or threatened against the Company or any of its Subsidiaries. The Company and its Subsidiaries are in compliance in all material respects with all Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, treatment of employees as exempt or non-exempt and labor relations.

(m) The Company has made available to Parent a list as of the date of this Agreement containing with respect to each employee of the Company and its Subsidiaries: (i) an individual employee identification number, (ii) date of hire, (iii) position, (iv) employment location, (v) base salary or wage rate, (vi) the current incentive opportunities of such employee and (vii) the legal entity that employs such employee.

(n) The Company has provided Parent with a true and complete list of all outstanding cash-settled appreciation right awards granted by the Company (the “AR Awards”) including with respect to each holder: (i) the employee identification number of the holder, (ii) the number of value points, (iii) the grant date, (iv) the vesting schedule and maturity date schedule (including employment commencement date), (v) unvested appreciation amounts with respect to the 2014 and 2015 calendar years, (vi) the estimated appreciation amount with respect to the 2016 calendar year determined pursuant to the AR Award agreement in the ordinary course of business and consistent with past practice, and (vii) the estimated amount of the change in control payment determined pursuant to Section 3 of the AR Award agreement assuming a “Mature Percentage” (as defined in the AR Award agreement) of 100%. There are no rights or obligations, contractual or otherwise, to grant or issue additional AR Awards.

3.12 Compliance with Applicable Law.

(a) Each of the Company and its Subsidiaries hold, and have at all times since January 1, 2014 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and, to the knowledge of the Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.

(b) Each of the Company and its Subsidiaries have since January 1, 2014 (i) complied with and are not in default or violation under any applicable federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity (collectively, “Laws”), or policy and/or guideline of any Governmental Entity relating to each of the Company and its Subsidiaries, including (to the extent applicable to the Company and its Subsidiaries) all Laws, policies and guidelines related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Foreign Corrupt Practices Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Advisers Act, ERISA, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, and any other Law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) or any similar Law, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, (ii) been conducting operations at all times in compliance with applicable financial recordkeeping and reporting requirements of all money laundering laws administered or enforced by any Governmental Entity in jurisdictions where the Company and its Subsidiaries conduct business (collectively, the “Anti-Money Laundering Laws”) and (iii) established and maintained a system of internal controls designed to provide compliance by the Company and its Subsidiaries with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws, except where, in the case of clause (i), (ii) or (iii), the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. Except as would not reasonably be expected to have, individually or in the aggregate, a

Material Adverse Effect on the Company, since January 1, 2014, neither the Company nor any of its Subsidiaries, or to the knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries, has, directly or indirectly, (a) used any corporate funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees from corporate funds of the Company or any of its Subsidiaries for the purpose of influencing such individual’s actions or decisions in his or her official capacity or (c) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other similar unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for the Company or any of its Subsidiaries, in the case of clause (a), (b) and (c), which would result in a violation by such person of the FCPA or any similar Law, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. As of the date hereof, Company Bank has a Community Reinvestment Act rating of “satisfactory”.

(c) Neither the Company nor any of its Subsidiaries engage, directly or indirectly (including through Company Bank), in any activity, or beneficially own any shares of capital stock or other equity interests in any person that engages in any activity, not expressly permitted under the Federal Reserve Board’s Regulation LL.

3.13 Certain Contracts.

(a) Section 3.13(a) of the Company Disclosure Schedule lists each of the following contracts, arrangements, commitments and understandings (whether written or oral and excluding any Company Benefit Plan) (“Contracts”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound as of the date of this Agreement (collectively, “Company Contracts”), a true and correct copy of each of which has been made available to Parent:

(i) any Contract which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any Contract relating to indebtedness for borrowed money on the part of the Company or any of its Subsidiaries, including any sale and leaseback transactions and capitalized leases and any other similar financing transactions in which the Company or any of its Subsidiaries is the borrower;

(iii) any Derivative Contract;

(iv) any lease with respect to the Company Leased Properties;

(v) any Contract (a) entered into within the last three (3) years relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) contemplating an exchange of value in excess of $1,000,000 or (b) that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell any equity securities of any person;

(vi) any Contract that contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by the Company or any Company Subsidiary or that would restrict the conduct of any line of business by Parent or any of its affiliates following the Closing;

(vii) any Contract with or to a labor union, guild or labor organization (including any collective bargaining agreement);

(viii) other than extensions of credit, other banking and securities products offered by the Company and its Subsidiaries or derivatives and Contracts including the acquisition, disposition or servicing of blocks or pools of loans with an aggregate book value or purchase price not in excess of $10,000,000 with respect to any such Contract, in each case entered into in the ordinary course of business, any Contract which creates future aggregate payment obligations in excess of $6,000,000 and that by its terms does not terminate or is not terminable without penalty upon notice of sixty (60) days or less;

(ix) any Contract that obligates the Company or any of its Subsidiaries, or following the Closing, will obligate Parent or any of its affiliates, to conduct business with any third party on a preferential or exclusive basis or that contains “most favored nation” or similar covenants;

(x) any Contract, (a) other than that entered into in the ordinary course of business consistent with past practice (including acquisition, disposition or servicing of blocks or pools of Loans in the ordinary course of business), that relates to the acquisition or disposition of any assets (whether by merger, sale of stock, sale of assets or otherwise) and that has any outstanding obligations as of the date of this Agreement that are material to the Company and its Subsidiaries, taken as a whole or (b) that constitutes a master agreement pursuant to which the Company or any of its Subsidiaries acquires mortgage Loans from third parties from time to time, or with any continuing material obligation on the part of the Company or its Subsidiaries to acquire a Loan with a book value or purchase price in excess of $5,000,000 (other than ordinary course commitments with respect to Loans that have not yet been funded);

(xi) any Contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries, taken as a whole;

(xii) the form of each Contract in use as of the date hereof that relates to the performance of clearing, brokerage or execution services or investment advisory services to customers of the Company or its Subsidiaries (provided, that for purposes of the references to “Company Contract” in Sections 3.13(b), 3.13(c) and 6.2(f), such references shall be deemed to refer to the applicable underlying Contracts rather than such forms);

(xiii) any Contract which relates to a joint venture, partnership, limited liability company agreement or similar agreement or any deposit sweep agreement or similar arrangement;

(xiv) any Contract that provides for payments of $5,000,000 or more to be made by the Company or any of its Subsidiaries as a result of the termination thereof or the consummation of the Merger or the other transactions contemplated by this Agreement;

(xv) any Contract with a federal or state Governmental Entity that insures or guarantees mortgage Loans or mortgage backed securities;

(xvi) any Contract which is an Affiliate Agreement; and

(xvii) any other Contract that is material to the Company or its financial condition or results of operations.

(b) Neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violation of any Company Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(c) In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (i) each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it under each Company Contract, (iii) to the Company’s knowledge, each third-party counterparty to each Company Contract has performed all obligations required to be performed by it under such Company Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Company Contract.

3.14 Agreements with Regulatory Agencies. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2014, a recipient of any supervisory letter from, or since January 1, 2014, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised in writing or, to the Company’s knowledge, orally, since January 1, 2014, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.

3.15 Broker-Dealer and Investment Advisory Matters.

(a) Each of the Company Broker-Dealer Subsidiary and the Company Investment Advisor Subsidiary, and each of their respective officers and employees, who are required to be registered, licensed or qualified as (i) a broker-dealer or investment adviser or (ii) registered representative or investment adviser representative, with the SEC or any securities or insurance commission or other Governmental Entity are duly registered as such, and have been since January 1, 2014 in compliance in all material respects with all applicable Laws and regulations, including the provisions of the Exchange Act and the Advisers Act, applicable to broker-dealers or investment advisors, as applicable. The Company Broker-Dealer Subsidiary is a member organization in good standing of FINRA and each of the Company Broker-Dealer Subsidiary and the Company Investment Advisor Subsidiary is a member organization in good standing of any other SRO with which it is registered and is and has been since January 1, 2014 in compliance in all material respects with all applicable rules and regulations of each such SRO. Each of the Company Broker-Dealer Subsidiary and the Company Investment Advisor Subsidiary is and has been since January 1, 2014 duly registered, licensed or qualified as a broker-dealer or an investment advisor, as applicable, under, and in compliance with, the Laws of all jurisdictions in which it is required to be so registered, licensed or qualified and each such registration, license or qualification is in full force and effect, except for any non-compliance as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There is no action or proceeding pending or, to the Company’s knowledge, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(b) None of the Company or any of its Subsidiaries, nor any of their respective directors, officers, employees or “associated persons,” (i) is or has been ineligible to serve as an investment advisor under the Advisers Act (including pursuant to Section 203(e) or (f) thereof) or is or has been ineligible to serve as a broker-dealer or an “associated person” of a broker-dealer under Section 15(b) of the Exchange Act, (ii) is subject to a “statutory disqualification” (as such terms are defined in the Exchange Act) or (iii) is subject to a finding that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any of the Company or its Subsidiaries as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act or which would be the basis for any limitation on serving in any of the capacities specified in Section 9(a) or 9(b) of the Investment Company Act of 1940 (the “Investment Company Act”). There is no investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of its “associated persons,” whether formal or informal, that is reasonably likely to result in any such person being deemed ineligible as described in the foregoing clause (i), subject to a statutory disqualification as described in the foregoing clause (ii) or subject to a finding as described in the foregoing clause (iii).

(c) The Company Broker-Dealer Subsidiary is and has been since January 1, 2014 in compliance with all applicable regulatory net capital requirements and no distribution of cash is required to be made, or will be made, by the Company Broker-Dealer Subsidiary that will result in it not being in compliance with applicable regulatory net capital requirements. The Company Broker-Dealer Subsidiary is in compliance with all applicable regulatory requirements regarding the possession, control and safekeeping of customer funds, securities and other assets.

(d) The Company has made available to Parent a true, correct and complete copy of the Company Broker-Dealer Subsidiary’s Uniform Applications for Broker-Dealer Registration on Form BD filed since January 1, 2014, reflecting all amendments thereto filed with the Central Registration Depository of FINRA prior to the date of this Agreement (a “Form BD”) and a true, correct and complete copy of each other registration, report and material correspondence filed or submitted by the Company Broker-Dealer Subsidiary with or to any Governmental Entity or SRO since January 1, 2014 and will deliver or make available to Parent such forms, registrations, reports and correspondence as are filed or submitted from and after the date of this Agreement and prior to the Closing. Each Form BD and the Company Broker-Dealer Subsidiary’s other registrations, forms, and reports filed or submitted with or to any Governmental Entity or SRO since January 1, 2014 complied in all material respects at the time of filing with the applicable requirements of the Exchange Act and applicable Law.

(e) The Company Investment Advisor Subsidiary has at all times since January 1, 2014 rendered investment advisory services to investment advisory clients in compliance in all material respects with all applicable requirements as to portfolio composition or portfolio management including, but not limited to, the terms of its investment advisory agreements with such investment advisory clients, written instructions from such investment advisory clients, prospectuses or other offering materials, board of directors or trustee directives and applicable Law. There are no material disputes pending or threatened with any current or former investment advisory clients under the terms of any investment advisory agreement or similar arrangement.

(f) The accounts of each investment advisory client of the Company Investment Advisor Subsidiary subject to ERISA or Section 4975 of the Code have been, since January 1, 2014, managed in compliance with the applicable requirements of ERISA and Section 4975 of the Code in all material respects.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law, and none of the Company, any of its Subsidiaries, or any director, officer or employee of the Company or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are materially true and correct and accurately reflect the assets of such fiduciary account.

(h) None of the Company nor any of its Subsidiaries is required to be registered as a commodity trading advisor, commodity pool operator, futures commission merchant or futures or swaps introducing broker under any Laws.

3.16 Risk Management Instruments. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements (“Derivative Contracts”), whether entered into for the account of the Company, one of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any applicable Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor its Subsidiaries, nor to the Company’s knowledge any other party thereto, is in breach of any of its obligations under any Derivative Contracts and the financial position of the Company and its Subsidiaries on a consolidated basis thereunder has been reflected in the books and records of the Company and such Subsidiaries in accordance with GAAP consistently applied.

3.17 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are and have been since January 1, 2014 in compliance with all Laws, regulations, orders, decrees, permits, and authorizations relating to: (a) the protection of the environment, (b) the handling, use, presence, disposal, release or threatened release of any hazardous substance, or (c) noise, odor, wetlands, pollution or contamination (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions pending, or to the knowledge of the Company threatened against the Company or any of its Subsidiaries concerning any liability or obligation arising under any Environmental Law which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company no event has occurred that would reasonably be expected to result in any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

3.18 Investment Securities and Commodities.

(a) Each of the Company and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except as set forth in the financial statements included in the Company Financial Statements or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP in all material respects.

(b) The Company and its Subsidiaries and their respective businesses employ, to the extent applicable, investment, securities, commodities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of their respective businesses, and the Company and its Subsidiaries have, since January 1, 2014, been in compliance with the material terms of such policies, practices and procedures. Prior to the date of this Agreement, the Company has made available to Parent the material terms of such policies, practices and procedures.

3.19 Real Property.

(a) Section 3.19(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of all of the real properties owned by the Company or any Company Subsidiary as of the date of this Agreement (the “Company Owned Properties”).

(b) Section 3.19(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of all of the leases, subleases, licenses or other occupancies to which the Company or any Company Subsidiary is a party as tenant for real property (the “Company Leased Properties” and, collectively with the Company Owned Properties, the “Company Real Property”), true and correct copies of which have previously been made available to Parent.

(c) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, the Company or a Company Subsidiary (a) has good and valid title to all the Company Owned Properties, free and clear of all Liens, except (i) Liens for Taxes that are not yet due and payable or are being contested in good faith, (ii) mechanic’s, materialman’s and other encumbrances for work, labor, materials or supplies incurred in the ordinary course of business and which are not delinquent or which are being contested in good faith, (iii) generally applicable zoning, building, land use and other similar laws, rules or regulations regulating the use or occupancy of the property or the activities conducted thereon, (iv) Liens created in the ordinary course of business that do not prevent or materially restrict the current use or occupancy of the property or the current operation of the business thereon, (v) easements, rights of way, servitudes, covenants, conditions, restrictions, oil, gas or other mineral (whether similar or dissimilar) leases, rights, royalties or other interests, defects, irregularities, impediments, imperfections, exceptions in or to title, and other matters of public record in the jurisdiction where the property is located that do not prevent or impair the current use or occupancy of the property or the current operation of the business thereon or the value thereof, (vi) Liens identified in Section 3.19 of the Company Disclosure Schedule or reflected on title policies, title reports, surveys or other similar reports or listings, which have previously been made available to Parent, (vii) conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (viii) exclusive licenses and non-exclusive licenses granted in the ordinary course of business and (ix) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (clauses (i) through (ix), collectively, “Permitted Encumbrances”), and

(b) is the lessee of all the Company Leased Properties, free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid, binding and in full force and effect without default thereunder by the lessee or, to the Company’s knowledge, the lessor. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against the Company Real Property. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the properties and assets of the Company and its Subsidiaries are in good condition and are sufficient for the continued conduct of the business of the Company and its Subsidiaries after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets that are necessary to conduct the business of the Company and its Subsidiaries as currently conducted.

3.20 Intellectual Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company: (i) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens other than any Permitted Encumbrances), all Intellectual Property necessary for the conduct of its business as currently conducted; (ii) (A) the conduct of the respective businesses of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any person, and (B) no person has asserted to the Company or any of its Subsidiaries in writing that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person; (iii) to the knowledge of the Company, no person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by the Company or its Subsidiaries; (iv) neither the Company nor any Company Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by the Company or any Company Subsidiary; and (v) to the knowledge of the Company, since January 1, 2014, no third party has gained unauthorized access to any information technology networks controlled by the Company and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, trade names, logos and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing; Internet domain names; patents, applications for patents (including divisions, continuations and continuations in part), and any re-examinations, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any other intellectual property rights under applicable Laws.

3.21 Related Party Transactions. Except as set forth in Section 3.21(a) of the Company Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries, or family member thereof, or the Trust, any Certificate Holder, or any Rodger O. Riney Family Member, including the Stockholder, on the other hand, or any affiliate of the foregoing, except those of a type available to employees of the Company or its Subsidiaries generally, or between the Company or any of its

Subsidiaries other than the Company Bank, on the one hand, and the Company Bank, on the other hand (each, an “Affiliate Agreement”) and except for the employment by the Company or any of its Subsidiaries of any Rodger O. Riney Family Member on ordinary course terms and conditions. Except as set forth in Section 3.21(b) of the Company Disclosure Schedule, there are no properties, rights or assets that are used by the Company or any of its Subsidiaries (other than the Company Bank) and owned by the Company Bank or any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries, or family member thereof, or the Trust, any Certificate Holder, or any Rodger O. Riney Family Member, including the Stockholder, or any affiliate of the foregoing. Except as set forth in Section 3.21(c) of the Company Disclosure Schedule, there are no properties, rights or assets that are used by the Company Bank and owned by the Company or any of its Subsidiaries (other than the Company Bank), or any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries, or family member thereof, or the Trust, any Certificate Holder, or any Rodger O. Riney Family Member, including the Stockholder, or any affiliate of the foregoing.

3.22 State Takeover Laws. Neither Section 203 of the DGCL nor any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” Law (any such Laws, “Takeover Statutes”) is applicable to this Agreement or the transactions contemplated hereby.

3.23 Opinion. Prior to the execution of this Agreement, the Board of Directors of the Company has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) of Goldman, Sachs & Co. to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Merger Consideration payable pursuant to this Agreement is fair from a financial point of view to the holder of Company Common Stock.

3.24 Company Information. The information relating to the Company and its Subsidiaries that is provided by the Company and included in any document filed with any Regulatory Agency in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

3.25 Loan Portfolio.

(a) As of the date hereof, except as set forth in Section 3.25(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets), or participations therein, excluding margin loans (collectively, “Loans”), in which the Company or any Subsidiary of the Company is a creditor which as of June 30, 2016, (A) under the terms of which the obligor was, as of June 30, 2016, in excess of one payment past due at month end, (B) was classified by the Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, (C) pursuant to which a borrower, guarantor or other party has notified the Company during the past twelve (12) months of, or has asserted against the Company, in each case in writing, any “lender liability” or similar claim, (D) with respect to which, during the past three (3) years, the stated interest rate has been reduced and/or the maturity date has been extended subsequent to the agreement under which such Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms (including troubled debt restructures) or (E) where a specific reserve allocation exists in connection therewith, or (ii) Loans with any director, executive officer of the Company or any of Company Subsidiary or the Trust, any Certificate Holder, or any Rodger O. Riney Family Member, or to the knowledge of the Company, any affiliate of any of the foregoing (other than, with respect to the Company, any Company Subsidiary, and with respect to any Company Subsidiary, any other Company Subsidiary or the Company). Section 3.25(a) of the Company Disclosure Schedule shall include for each Loan (A) the principal amount, principal write-off amount and net principal of each such Loan, together with the aggregate principal amount, principal write-off amount and net principal of each such Loan, by category of Loan and (B) whether the obligor was, as of June 30, 2016, in excess of one payment past due at month end. Section 3.25(a) of the Company Disclosure Schedule shall also include a list of all Loans of the Company and its Subsidiaries other than Loans of the Company Bank. Section 3.25 of the Company Disclosure Schedule shall identify each asset of the Company or any of its Subsidiaries that, as of June 30, 2016, is classified as “Other Real Estate Owned” and the book value thereof. The Company Bank is not a party to any written or oral margin loans.

(b) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, (A) each Loan of the Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company and its Subsidiaries as secured Loans, has been secured by valid Liens which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions, (B) no Loan of the Company or its Subsidiaries or servicing agreement relating to any such Loan requires the consent or approval of any third party which has not previously been obtained, or which will not be obtained by the Company prior to Closing, in connection with (i) the execution and delivery by the Company of this Agreement or (ii) the consummation by the Company of the Merger and the other transactions contemplated hereby and (C) no Loan of the Company or its Subsidiaries is subject to any participation interest or similar rights by any third party.

(c) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, each outstanding Loan of the Company and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), any applicable servicing agreements and with all applicable federal, state and local Laws, regulations and rules. Every Company Subsidiary that services any mortgage Loans complies with the “small servicer” exemption set forth in the regulations of the Bureau of Consumer Financial Protection, 12 C.F.R. § 1026.41(e)(4).

(d) Except as set forth in Section 3.25(d) of the Company Disclosure Schedule, none of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan (other than first payment default) and to the Company’s knowledge, there are no claims for any such repurchase. Section 3.25(d) of the Company Disclosure Schedule sets forth a true and correct report regarding the current status of (i) repurchase requests received by the Company or any of its Subsidiaries to repurchase any Loan or interests therein, and (ii) the Company’s and its Subsidiaries’ reserves in respect of potential repurchase requests to repurchase any Loan or interests therein.

(e) There are no outstanding Loans made by the Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of the Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f) Neither the Company nor any of its Subsidiaries is (i) now nor has it ever been since December 31, 2012, subject to any fine, suspension, settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans or (ii) aware of any claim, proceeding or investigation with respect thereto by any person.

3.26 Insurance. Section 3.26 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, all policies (“Insurance Policies”) of liability, property, fire, casualty business interruption, product liability, sprinkler and water damage and other forms of insurance owned or held by the Company and each Company Subsidiary, true and correct copies of which have previously been made available to Parent, and indicates in each case which of the Company or the Company Subsidiaries holds such Insurance Policies. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company: (a) the Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and the Company and its Subsidiaries are in compliance with their Insurance Policies and are not in default under any of the terms thereof; (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies; and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.27 Information Security. Except as would not be reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company, (a) the Company and its Subsidiaries are, and have been at all times since January 1, 2014, in compliance with all applicable Laws relating to privacy and data security and with all of the

Company’s and its Subsidiaries’ policies regarding privacy and data security and (b) to the knowledge of the Company, since January 1, 2014, no third party has gained unauthorized access to any information technology networks controlled by and related to the operation of the business of the Company and its Subsidiaries. The Company and its Subsidiaries currently implement and maintain commercially reasonable measures and procedures designed to reasonably mitigate the risks of cybersecurity breaches and attacks.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

Except as disclosed in the disclosure schedule delivered by the Stockholder to Parent concurrently herewith (the “Stockholder Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Stockholder Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Stockholder that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (i) any other section of this Article IV specifically referenced or cross-referenced and (ii) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, the Stockholder hereby represents and warrants to Parent as follows:

4.1 Organization. The Trust is duly formed and validly existing under the Laws of the State of Missouri, and has all power and authority to own or lease all of its properties and assets.

4.2 Ownership of Voting Trust Certificates. (a) All of the certificates granting the Certificate Holder thereof the rights set forth in the Voting Trust Agreement (each, a “Voting Trust Certificate”) issued and outstanding collectively represent the total outstanding beneficial ownership interest in the Company Common Stock, (b) all of the Voting Trust Certificates issued and outstanding as of the date hereof are held of record by the Certificate Holders in the amounts set forth next to each of their names in Section 4.2 of the Stockholder Disclosure Schedule, and representing the beneficial ownership interest in the Company Common Stock set forth next to each of their names in Section 4.2 of the Stockholder Disclosure Schedule and (c) no other Voting Trust Certificates or other direct or indirect ownership interests of the Trust are issued, reserved for issuance or outstanding.

4.3 Title to Shares. The Stockholder is the holder of record of all the outstanding shares of Company Common Stock, which represent all of the equity securities of the Company, free and clear of all Liens other than those provided for in the Existing Stockholder Agreement and the Voting Trust Agreement and those restrictions under applicable securities laws. The Stockholder has all rights, power and authority, without restriction, to vote all of outstanding shares of Company Common Stock in favor of the approval and adoption of this Agreement and the Merger, and by virtue of its execution of this Agreement has so voted. The Stockholder has, and immediately prior to the Effective Time will have, full right, power, authority and capacity to exchange, assign, transfer and deliver such shares pursuant to this Agreement free and clear of any Lien, other than any Lien created pursuant to the Voting Trust Agreement and the Existing Stockholder Agreement. Other than the Voting Trust Agreement and the Existing Stockholder Agreement, there are no voting trusts, stockholder agreements, proxies or other agreements in effect pursuant to which the Stockholder has a contractual obligation with respect to the voting or transfer of the Company Common Stock or other equity interests of the Company.

4.4 Authority; No Violation.

(a) The Stockholder has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby that the Stockholder is obligated to consummate. The execution and delivery by the Stockholder of this Agreement, the performance by the Company and the Stockholder of their respective obligations hereunder and the consummation by the Company and the Stockholder of the transactions contemplated hereby do not require any corporate or other action on the part of any Certificate Holder or other beneficial or record owner of capital stock of the Company or, if applicable, the trustees thereof, other than those which have been obtained prior to the date hereof and are in full force and effect. This Agreement has been duly and validly executed and delivered by the Stockholder and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(b) Neither the execution and delivery of this Agreement by the Stockholder nor the consummation by the Stockholder of the transactions contemplated hereby that the Stockholder is obligated to consummate, nor compliance by the Stockholder with any of the terms or provisions hereof, will (i) violate any provision of the Voting Trust Agreement or the Existing Stockholder Agreement or (ii) assuming that the consents, approvals and filings referred to in Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Stockholder or its properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Stockholder, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Stockholder is a party, or by which the Stockholder or any of its properties or assets may be bound, in the case of clause (ii), in any material respect.

4.5 Consents and Approvals. No consents or approvals of or filings or registrations with any Governmental Entity are necessary on the part of the Stockholder in connection with (a) the execution and delivery by the Stockholder of this Agreement or (b) the consummation by the Stockholder of the transactions contemplated hereby that the Stockholder is obligated to consummate, other than the consents previously obtained under the Existing Stockholder Agreement and the Voting Trust Agreement that are in full force and effect.

4.6 Broker’s Fees. The Stockholder has not employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

4.7 No Registration. The Stockholder acknowledges that the shares of Parent Common Stock to be delivered to the Stockholder at the Closing and pursuant to Section 2.2(b) (the “Consideration Shares”) have not been registered under the Securities Act of 1933 (the “Securities Act”) or under any state securities Laws. The Stockholder (a) is acquiring the Consideration Shares pursuant to an exemption from registration under the Securities Act for its own account solely for investment with no present intention or plan to distribute any of Consideration Shares to any person nor with a view to or for sale in connection with any distribution thereof, (b) will not sell or otherwise dispose of any of the Consideration Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (c) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Consideration Shares and of making an informed investment decision, and (d) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act). Without limiting any of the foregoing, the Stockholder has not taken, and will not take, any action that would otherwise cause the Consideration Shares to be subject to the registration requirements of the Securities Act.

4.8 Reliance on Exemptions. The Stockholder understands that shares of Parent Common Stock are being offered and sold to the Stockholder in reliance on specific exemptions from the registration requirements of United States federal and state securities Laws and regulations and that Parent is relying upon the truth and accuracy of, and the Stockholder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Stockholder set forth herein in order to determine the availability of such exemptions and the eligibility of the Stockholder to acquire the Consideration Shares.

4.9 No Governmental Review. The Stockholder understands that no United States federal or state agency or any other Governmental Entity has passed on or made any recommendation or endorsement of the shares of Parent Common Stock or the fairness or suitability of the investment in such shares nor have such authorities passed upon or endorsed the merits of the offering of such shares.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (a) as disclosed in the disclosure schedule delivered by Parent and Merger Sub to the Company concurrently herewith (the “Parent Disclosure Schedule”); provided, that (x) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (y) the mere inclusion of an item in the Parent

Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (z) any disclosures made with respect to a section of this Article V shall be deemed to qualify (i) any other section of this Article V specifically referenced or cross-referenced and (ii) other sections of this Article V to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Parent Reports filed by Parent after January 1, 2015 and prior to the date hereof (but disregarding any and all exhibits and risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent and Merger Sub hereby represent and warrant to the Company as follows:

5.1 Corporate Organization.

(a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. True and complete copies of the Certificate of Incorporation of Parent and the Amended and Restated By-laws of Parent (the “Parent By-laws”), as in effect as of the date of this Agreement, have previously been made available by Parent to the Company.

(b) Each Subsidiary of Parent (a “Parent Subsidiary”) (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable Law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Parent, and (iii) has all requisite corporate (or similar) power and authority to own or lease its properties and assets and to carry on its business as now conducted in all material respects. Section 5.1(b) of the Parent Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Parent as of the date hereof.

5.2 Capitalization.

(a) The authorized capital stock of Parent consists of 1,000,000,000 shares of Parent Common Stock and 100,000,000 shares of Parent Preferred Stock. As of October 19, 2016, there are (i) 631,400,031 shares of Parent Common Stock issued and 526,045,827 shares of Parent Common Stock outstanding, including no shares of Parent Common Stock granted in respect of outstanding awards of restricted Parent Common Stock under a Parent Stock Plan (a “Parent Restricted Stock Award”), (ii) 105,354,204 shares of Parent Common Stock held in treasury, (iii) 1,784,316 shares of Parent Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Parent Common Stock granted under a Parent Stock Plan and (iv) 3,492,211 shares of Parent Common Stock reserved for issuance upon the settlement of outstanding restricted stock unit awards in respect of shares of Parent Common Stock (together with the Parent Restricted Stock Awards and stock options to purchase shares of Parent Common Stock, the “Parent Equity Awards”). As used herein, the “Parent Stock Plans” shall mean all employee and director equity incentive plans of Parent in effect as of the date of this Agreement and agreements for equity awards in respect of Parent Common Stock granted by Parent under the inducement grant exception. The authorized capital stock of Merger Sub consists of 1,000,000 shares of Merger Sub Common Stock. All of the issued and outstanding shares of Parent Common Stock and Merger Sub Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, the authorized and outstanding capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Parent or Merger Sub may vote. Other than Parent Equity Awards issued prior to the date of this Agreement, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Parent or Merger Sub to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, stockholder agreements, proxies or other agreements in effect pursuant to which Parent or any of its Subsidiaries has a contractual obligation with respect to the voting or transfer of the Parent Common Stock or other equity interests of Parent or pursuant to which Merger Sub has a contractual or other obligation with respect to the voting or transfer of the Merger Sub Common Stock.

(b) Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Parent Subsidiaries that is a “Significant Subsidiary” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act), free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Significant Subsidiary of Parent has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Significant Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Significant Subsidiary.

(c) Merger Sub has not conducted any business other than (i) incident to its formation for the sole purpose of carrying out the transactions contemplated by this Agreement and (ii) in relation to this Agreement, the Merger and the other transactions contemplated hereby.

5.3 Authority; No Violation.

(a) Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Boards of Directors of Parent and of Merger Sub. The Board of Directors of Parent has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Parent and its stockholders. The Board of Directors of Merger Sub has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Merger Sub and its sole stockholder and has adopted a resolution to the foregoing effect. Parent, as Merger Sub’s sole stockholder, has approved this Agreement and the transactions contemplated hereby at a duly held meeting or by unanimous written consent. Except for the adoption of resolutions to give effect to the provisions of Section 7.9 in connection with the Closing, no other corporate proceedings on the part of Parent or Merger Sub, including any stockholder approval, are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company and the Stockholder) constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Parent Common Stock to be issued in the Merger have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past stockholder of Parent will have any preemptive right or similar rights in respect thereof.

(b) Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Parent Certificate or the Parent By-laws, the Merger Sub Certificate or the Merger Sub By-laws or (ii) assuming that the consents, approvals and filings referred to in Sections 3.4, 4.5 and 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, any of its Subsidiaries or its controlled affiliates or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries or controlled affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

5.4 Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with NASDAQ, (b) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (c) the filing of any notices or other filings under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the “HSR Act”), if necessary or advisable, (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and (e) the approval of the listing of such Parent Common Stock on NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary on the part of Parent, Merger Sub, any Parent Subsidiary or any controlled affiliate of Parent in connection with (A) the execution and delivery by Parent of this Agreement or (B) the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby. As of the date hereof, Parent is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis.

5.5 Reports.

(a) Parent and each of its Subsidiaries have timely filed or furnished, as applicable, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file or furnish, as applicable, since January 1, 2014 with any Regulatory Agencies, including any report, registration or statement required to be filed or furnished, as applicable, pursuant to the Laws of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Except for examinations conducted by a Regulatory Agency in the ordinary course of business of Parent and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2014 and (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries, in each case of clauses (i) and (ii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2014 by Parent or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act (together with those forms, reports and other documents filed by Parent with the SEC subsequent to the date of this Agreement, if any, the “Parent Reports”) has been made publicly available. No such Parent Report as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Parent Reports.

5.6 Financial Statements.

(a) The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent Reports (including the related notes, where applicable) (the “Parent Financial Statements”) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP. Ernst & Young LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities (i) that are reflected or reserved against on the unaudited consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016 and the audited consolidated balance sheet of Parent included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2015, in each case, as set forth in the Parent Financial Statements (including any notes thereto), (ii) incurred in the ordinary course of business consistent with past practice since June 30, 2016, (iii) incurred in connection with this Agreement and the transactions contemplated hereby or (iv) arising in the ordinary course under any Parent Contract except to the extent arising from Parent’s or its applicable Subsidiary’s breach of any such Parent Contract.

(c) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Parent. Parent (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of Parent, any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. To the knowledge of Parent, there is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2014, (i) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors or employees to the Board of Directors of Parent or any committee thereof or to the knowledge of Parent, to any director or officer of Parent.

5.7 Broker’s Fees. With the exception of the engagements of Barclays Capital Inc., Houlihan Lokey Financial Advisors, Inc. and BlackRock Financial Management, Inc., neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

5.8 Absence of Certain Changes or Events.

(a) Since September 30, 2015, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(b) Since June 30, 2016 through the date of this Agreement, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

5.9 Legal Proceedings.

(a) Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement that, individually or in the aggregate, are (i) material to Parent and its Subsidiaries, taken as a whole, or are reasonably likely to result in a material restriction on Parent’s or any of its Subsidiaries’ businesses or (ii) reasonably likely to prevent, materially impede or materially delay Parent’s ability to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries that would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

5.10 Taxes and Tax Returns. Each of Parent and its Subsidiaries has duly and timely filed (taking into account applicable extensions of time to file) all material Tax Returns required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects, and paid in full all Taxes due and payable (whether or not shown on such Tax Returns). Each of Parent and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither Parent nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Neither Parent nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Parent and its Subsidiaries or the assets of Parent and its Subsidiaries. Parent has made available to the Company true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed by Parent or any of its Subsidiaries in the last six (6) years. Neither Parent nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and its Subsidiaries). Neither Parent nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) or (B) has any liability for the Taxes of any person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise. Neither Parent nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Parent nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). There are no Liens for Taxes (other than Permitted Encumbrances) on any of the assets of Parent or any of its Subsidiaries. At no time during the past five (5) years has Parent been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

5.11 Compliance with Applicable Law.

(a) Each of Parent and its Subsidiaries hold, and have at all times since January 1, 2014 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, and, to the knowledge of the Parent, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.

(b) Each of Parent and its Subsidiaries have since January 1, 2014 (i) complied with and are not in default or violation under any applicable Law or policy and/or guideline of any Governmental Entity relating to each of Parent and its Subsidiaries, including (to the extent applicable to Parent and its Subsidiaries) all Laws, policies and guidelines related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Funds Transfer Act, the Foreign Corrupt Practices Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Advisers Act, ERISA, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, and any other Law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, (ii) been conducting operations at all times in compliance with Anti-Money Laundering Laws and (iii) established and maintained a system of internal controls designed to provide compliance by Parent and its Subsidiaries with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws, except where, in the case of clause (i), (ii) or (iii), the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse

Effect on Parent. As of the date hereof, to the knowledge of Parent, any FDIC-insured depository institution affiliate of Parent has a Community Reinvestment Act rating of “satisfactory” or better.

5.12 Certain Contracts.

(a) Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Parent, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Parent Contract”).

(b) Neither Parent nor any of its Subsidiaries knows of, or has received notice of, any violation of any Parent Contract by any of the other parties thereto which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(c) In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, (i) each Parent Contract is valid and binding on Parent or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Parent and each of its Subsidiaries has performed all obligations required to be performed by it under each Parent Contract, (iii) to Parent’s knowledge each third party counterparty to each Parent Contract has performed all obligations required to be performed by it under such Parent Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Parent or any of its Subsidiaries under any such Parent Contract.

(d) Parent does not have any contract, agreement or understanding (whether written or oral) with any existing stockholder to register any shares of Parent Common Stock for sale by such stockholder under the Securities Act, other than the Registration Rights Agreement, dated June 22, 2005, by and among Parent, The Toronto- Dominion Bank and the stockholders described therein.

5.13 Agreements with Regulatory Agencies. Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2014, a recipient of any supervisory letter from, or since January 1, 2014, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised in writing or, to

Parent’s knowledge, orally, since January 1, 2014, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement.

5.14 Broker-Dealer and Investment Advisory Matters.

(a) Each Subsidiary of Parent that is a registered broker-dealer (a “Parent Broker-Dealer Subsidiary”), each Subsidiary of Parent that is a registered investment advisor (a “Parent Investment Advisor Subsidiary”), and each of their respective officers and employees, who are required to be registered, licensed or qualified as (i) a broker-dealer or investment adviser or (ii) registered representative or investment adviser representative, with the SEC or any securities or insurance commission or other Governmental Entity are duly registered as such, and have been since January 1, 2014 in compliance in all material respects with all applicable Laws and regulations applicable to broker-dealers or investment advisors, as applicable, in each case, except for any non-U.S. broker-dealer Subsidiaries (a “Foreign Broker-Dealer Subsidiary”). Each Parent Broker-Dealer Subsidiary is a member organization in good standing of FINRA and each Parent Broker-Dealer Subsidiary and Parent Investment Advisor Subsidiary is a member organization in good standing of any other SRO with which it is registered and is and has been since January 1, 2014 in compliance in all material respects with all applicable rules and regulations of each such SRO. Each Parent Broker-Dealer Subsidiary and Parent Investment Advisor Subsidiary is and has been since January 1, 2014 duly registered, licensed or qualified as a broker-dealer or an investment advisor, as applicable, under, and in compliance with, the Laws of all jurisdictions in which it is required to be so registered, licensed or qualified and each such registration, license or qualification is in full force and effect, except for any non-compliance as would not, individually or in the aggregate, have a Material Adverse Effect on Parent. There is no action or proceeding pending or, to Parent’s knowledge, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications, except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

(b) None of Parent or any of its Subsidiaries, nor any of their respective directors, officers, employees or “associated persons,” (i) is or has been ineligible to serve as an investment advisor under the Advisers Act (including pursuant to Section 203(e) or (f) thereof) or is or has been ineligible to serve as a broker-dealer or an “associated person” of a broker-dealer under Section 15(b) of the Exchange Act, (ii) is subject to a “statutory disqualification” (as such terms are defined in the Exchange Act) or (iii) is subject to a finding that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any of Parent or its Subsidiaries as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act or which would be the basis for any limitation on serving in any of the capacities specified in Section 9(a) or 9(b) of the Investment Company Act. There is no investigation pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of its “associated persons,” whether formal or informal, that is reasonably likely to result in any such person being deemed ineligible as described in the foregoing clause (i), subject to a statutory disqualification as described in the foregoing clause (ii) or subject to a finding as described in the foregoing clause (iii).

(c) Each Parent Broker-Dealer Subsidiary is and has been since January 1, 2014 in compliance with all applicable regulatory net capital requirements and no distribution of cash is required to be made, or will be made, by any such Parent Broker-Dealer Subsidiary that will result in it not being in compliance with applicable regulatory net capital requirements. Each Parent Broker-Dealer Subsidiary is in compliance with all applicable regulatory requirements regarding the possession, control and safekeeping of customer funds, securities and other assets.

(d) For each Parent Broker-Dealer Subsidiary other than a Foreign Broker-Dealer Subsidiary, Parent has made available to the Company a true, correct and complete copy of each such Parent Broker-Dealer Subsidiary’s Form BD filed since January 1, 2014, reflecting all amendments thereto filed with the Central Registration Depository of FINRA prior to the date of this Agreement. Each Form BD and each Parent Broker-Dealer Subsidiary’s other registrations, forms, and reports filed or submitted with or to any Governmental Entity or SRO since January 1, 2014 complied in all material respects at the time of filing with the applicable requirements of the Exchange Act and applicable Law.

(e) Each Parent Investment Advisor Subsidiary has at all times since January 1, 2014 rendered investment advisory services to investment advisory clients in all material respects in compliance with all applicable requirements as to portfolio composition or portfolio management including, but not limited to, the terms of its investment advisory agreements with such investment advisory clients, written instructions from such investment advisory clients, prospectuses or other offering materials, board of directors or trustee directives and applicable Law. There are no material disputes pending or threatened with any current or former investment advisory clients under the terms of any investment advisory agreement or similar arrangement.

(f) The accounts of each investment advisory client of each Parent Investment Advisor Subsidiary subject to ERISA or Section 4975 of the Code have been, since January 1, 2014, managed in compliance with the applicable requirements of ERISA and Section 4975 of the Code in all material respects.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law, and none of Parent, any of its Subsidiaries, or any director, officer or employee of Parent or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are materially true and correct and accurately reflect the assets of such fiduciary account.

(h) None of Parent nor any of its Subsidiaries is required to be registered as a commodity trading advisor, commodity pool operator, futures commission merchant or futures or swaps introducing broker under any Laws.

5.15 Risk Management Instruments. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, all Derivative Contracts whether entered into for the account of the Parent, one of its Subsidiaries or for the account of a customer of Parent or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any applicable Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Parent or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor its Subsidiaries, nor to the Parent’s knowledge any other party thereto, is in breach of any of its obligations under any Derivative Contracts and the financial position of Parent and its Subsidiaries on a consolidated basis thereunder has been reflected in the books and records of Parent and such Subsidiaries in accordance with GAAP consistently applied.

5.16 Related Party Transactions. Except as set forth in Section 5.16 of the Parent Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Parent or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Parent or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Parent Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Parent) on the other hand, except those of a type available to employees of Parent or its Subsidiaries generally.

5.17 State Takeover Laws. The Board of Directors of Parent has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions Section 203 of the DGCL and any other Takeover Statutes.

5.18 Parent Information. The information relating to Parent and its Subsidiaries that is included in any document filed with any Regulatory Agency in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.19 Information Security. Except as would not be reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, (a) Parent and its Subsidiaries are, and have been at all times since January 1, 2014, in compliance with all applicable Laws relating to privacy and data security and with all of Parent’s and its Subsidiaries’ policies regarding privacy and data security and (b) to the knowledge of Parent, since January 1, 2014, no third party has gained unauthorized access to any information technology networks controlled by and related to the operation of the business of Parent and its Subsidiaries. Parent and its Subsidiaries currently implement and maintain commercially reasonable measures and procedures designed to reasonably mitigate the risks of cybersecurity breaches and attacks.

5.20 Financing. Parent has, or will have available to it prior to the Closing (including the Bank Merger Consideration proceeds payable under the Bank Merger Agreement), all funds necessary to satisfy its obligations hereunder.

5.21 No Registration. Parent acknowledges that the shares of the Surviving Corporation to be issued to Parent at the Effective Time (the “Surviving Corporation Shares”) have not been registered under the Securities Act or under any state securities Laws. Parent (a) is acquiring the Surviving Corporation Shares pursuant to an exemption from registration under the Securities Act for its own account solely for investment with no present intention or plan to distribute the Surviving Corporation Shares to any person nor with a view to or for sale in connection with any distribution thereof, (b) will not sell or otherwise dispose of the Surviving Corporation Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (c) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Surviving Corporation Shares and of making an informed investment decision, and (d) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act). Without limiting any of the foregoing, Parent has not taken, and will not take, any action that would otherwise cause the Surviving Corporation Shares to be subject to the registration requirements of the Securities Act.

5.22 Reliance on Exemptions. Parent understands that the Surviving Corporation Shares are being offered and sold to Parent in reliance on specific exemptions from the registration requirements of United States federal and state securities Laws and regulations and that the Company and the Stockholder are relying upon the truth and accuracy of, and Parent’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Parent set forth herein in order to determine the availability of such exemptions and the eligibility of Parent to acquire the Surviving Corporation Shares.

5.23 No Governmental Review. Parent understands that no United States federal or state agency or any other Governmental Entity has passed on or made any recommendation or endorsement of the Surviving Corporation Shares or the fairness or suitability of the investment in such share nor have such authorities passed upon or endorsed the merits of the offering of such share.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1 Conduct of Business of the Company Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or expressly permitted by this Agreement (including as expressly set forth in Section 6.1 or Section 6.2 of the Company Disclosure Schedule), required by applicable Law or as consented to in writing by Parent (or, in the case of clause (b), the Company or Parent, as applicable) (such consent not to be unreasonably withheld, conditioned or delayed), (a) the Company shall, and shall cause its Subsidiaries to, conduct its business in the ordinary course in all material respects and use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and (b) each of the Company, the Stockholder and Parent shall, and shall cause their respective Subsidiaries to, take no action that would reasonably be expected to adversely affect or delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

6.2 Company Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 6.1 and Section 6.2 of the Company Disclosure Schedule, as expressly contemplated or expressly permitted by this Agreement or as required by applicable Law, the Company shall not, and shall not permit any of its Subsidiaries (to the extent applicable below) to, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):

(a) incur any indebtedness for borrowed money other than in the case of the Company Bank federal funds and Federal Home Loan Bank borrowings with a maturity not in excess of thirty (30) days (other than indebtedness of the Company or any of its wholly owned Subsidiaries (other than the Company Bank) to the Company or any of its wholly owned Subsidiaries (other than the Company Bank)), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (other than a wholly owned Subsidiary of the Company (other than the Company Bank));

(b)

(i) adjust, split, combine or reclassify any capital stock of the Company;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity interests or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other equity interests, including any dividend declaration or payment or distribution of any portion of the Bank Merger Consideration proceeds payable to the Company under the Bank Merger Agreement (except, prior to the consummation of the transactions contemplated by the Bank Merger Agreement, (A) dividends by the Company on Company Common Stock as required by the Existing Stockholder Agreement as in effect on the date hereof, (B) other than as permitted by subsection (C), dividends paid by any of the Subsidiaries of the Company (other than the Company Bank) to the Company or any of its wholly owned Subsidiaries (other than the Company Bank), (C) dividends paid in the ordinary course of business consistent with past practice paid in order to permit the Stockholder, any Certificate Holder or any S Corporation Shareholder to pay any Tax liability attributable to the income of the Company and its Subsidiaries) (including, without limitation, (x) by payment in respect of a composite Tax Return filed by the Company and (y) the payment of dividends from Company Bank to the Company in order to permit the Company to pay dividends contemplated by this subsection (C), not to exceed in any period an amount equal to the effective income Tax rate applicable to Company and its Subsidiaries multiplied by the earnings of Company Bank for such period) and (D) dividends pursuant to Section 7.15(h); provided, that neither the Company nor any Subsidiary of the Company shall be permitted to make, declare or pay any dividend or distribution that would cause it to fail to meet the applicable regulatory capital standards with which the Company and its Subsidiaries are required to comply as of the date hereof (which, in the case of the Company, and the Company Bank are the well capitalized standards in effect), including immediately prior to the Closing;

(iii) grant any stock options, appreciation rights, value points, AR Awards, performance shares, restricted stock units, restricted shares or other equity-based awards or interests , or grant any individual, corporation or other entity any right to acquire any shares of its capital stock or other equity interests; or

(iv) issue, sell or otherwise permit to become outstanding any additional shares of capital stock or other equity interests or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or other equity interests or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity interests;

(c) merge or consolidate itself or any Company Subsidiary with any other person or engage in any other transaction reasonably likely to cause the Closing to be delayed or the receipt of the Requisite Regulatory Approvals to be prevented or delayed, or restructure, reorganize or completely or partially liquidate or dissolve itself or any Company Subsidiary;

(d) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business, or pursuant to contracts or agreements in force at the date of this Agreement set forth on Section 6.2(d) of the Company Disclosure Schedule;

(e) (A) except for transactions in the ordinary course of business, acquire any material assets or make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned Subsidiary of the Company (other than the Company Bank); (B) purchase or acquire blocks or pools of Loans; or (C) other than in accordance with the investment policies of the Company or any of its Subsidiaries in effect on the date hereof, (i) make any investment either by contributions to capital, property transfers or purchase of any property or assets of any person or (ii) other than purchases of Replacement Securities (as defined in the Company Disclosure Schedule) or direct obligations of the United States of

America or obligations of United States government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of one year or less, purchase or acquire securities of any type; provided, however, that in the case of investment securities, the Company may purchase investment securities if, within three (3) business days after the Company requests Parent’s consent in writing (which request shall describe in detail the investment securities to be purchased and the price thereof), Parent has approved such request in writing or has not responded in writing to such request;

(f) (i) terminate, materially amend, or waive any material provision of, any Company Contract or branch lease, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals in the ordinary course of business in consultation with Parent, or enter into any new branch lease or other contract that would constitute a Company Contract if it were in effect on the date of this Agreement; provided, that the Company and its Subsidiaries may terminate or enter into new branch leases if, within five (5) business days after the Company requests Parent’s consent in writing, Parent has approved such request in writing or has not responded in writing to such request, (ii) amend, or waive any provision of, any deposit sweep agreement or similar arrangement in any manner resulting in any additional restrictions on, or enter into any new deposit sweep agreement or similar arrangement which directly or indirectly creates any restrictions on, in each case, Parent’s ability to modify, amend or terminate the arrangements established thereunder promptly following the Closing without the consent of the counterparty thereto or the payment of any termination or other fees or penalties or (iii) other than in the ordinary course of business and consistent with past practice, make any termed deposits under any new or existing deposit sweep agreement or similar arrangement;

(g) except as required under the terms of any Company Benefit Plan, (i) enter into, adopt, amend or terminate any Company Benefit Plan, (ii) increase the compensation or benefits payable to any current or former employee, officer or director, except for (A) annual base salary or wage rate increases for employees and officers in the ordinary course of business and consistent with past practice, that do not exceed, in the aggregate, the amount set forth on Section 6.2(g)(ii)(A) of the Company Disclosure Schedule, (B) the payment of annual and semi-annual bonuses for completed periods prior to the Closing Date pursuant to the terms of the applicable Company Benefit Plan, based on actual performance and otherwise in the ordinary course of business and consistent with past practice, including with respect to any exercise of discretion, except as otherwise specified on Section 6.2(g)(ii)(B) of the Company Disclosure Schedule and (C) the determination of the Appreciation Amount (as defined in the AR Award agreement) payment under Section 2 of the AR Award agreement for the 2016 calendar year and portion of the 2017 calendar year elapsed prior to the Closing Date, in each case, based on actual performance for the applicable period and otherwise in the ordinary course of business and consistent with past practice, (iii) take any action to accelerate the time of vesting or payment of any compensation or benefit, or (iv) hire (other than to fill open or vacated positions or to rehire up to two former executives on ordinary course terms and conditions) or terminate (other than for cause) the employment of any officer or employee having a title that is at or above Vice President;

(h) settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and for consideration not in excess of $400,000 individually or $3,000,000 in the aggregate and that would not impose any material restriction on the business of it or its Subsidiaries or the Surviving Corporation;

(i) amend the Company Certificate or Company By-laws or comparable governing documents of its Subsidiaries;

(j) materially restructure or materially change its investment securities or derivatives portfolio or materially change the interest rate exposure of either such portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported (or fail to use commercially reasonable efforts to avoid any such material change), other than (i) as may be required by guidelines or policies imposed by any Governmental Entity or (ii) as mutually agreed upon with Parent Bank pursuant to the Bank Merger Agreement;

(k) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Sections 8.1 or 8.2 not being satisfied on a timely basis;

(l) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or reclassify any of its investment securities or other assets as held-to-maturity;

(m) (i) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies or its risk appetite statement (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable Law, regulation or as requested or recommended by a Regulatory Agency, (ii) make or purchase any Loans or extensions of credit (A) outside the ordinary course of business consistent with past practice or not in conformity with the Company’s ordinary course lending policies and guidelines in effect as of the date hereof, (B) in excess of $5,000,000 with respect to a single transaction or individual Loan or (C) subject to obligations to repurchase such Loans, or interests therein, in excess of $5,000,000 in the aggregate for all such Loans, in each case, except pursuant to existing commitments, (iii) purchase or sell any Loan or loan participation in excess of $5,000,000 or (iv) purchase any blind participation rights in, silent participation rights in, or blind assignments of, any Loans, or enter into any vendor program agreements with respect to any Loans; provided, that if Parent does not respond to any request for a consent to make such Loan or extension of credit or purchase or sell such Loan or loan participation in writing within three (3) business days after the loan package is delivered to Parent then the Company may make such Loan or extension of credit or purchase or sell such Loan or loan participation;

(n) make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its hedging practices and policies, in each case except as may be required by such policies and practices or by guidelines or policies imposed by any Governmental Entity, or fail to follow such policies and practices in all material respects;

(o) make, or commit to make, any capital expenditures in excess of $3,000,000 individually or $10,000,000 in the aggregate;

(p) other than in the ordinary course of business, make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended material Tax Return, enter into any material closing agreement with respect to Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes;

(q) make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

(r) from the Adjustment Time until the Effective Time, make or pay any dividends or distributions or incur any indebtedness or Transaction Expenses or take any action, or fail to take any action, if to do so would cause the components of the Merger Consideration to change; or

(s) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 6.2.

6.3 Stockholder Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 6.3 of the Stockholder Disclosure Schedule, as expressly contemplated or expressly permitted by this Agreement or as required by applicable Law, the Stockholder shall not, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):

(a) sell, distribute, assign, transfer, grant, pledge, hypothecate, dispose of or otherwise encumber (“Transfer”) any shares of Company Common Stock;

(b) exercise any of its voting rights with respect to the Company Common Stock to the extent such exercise would be contrary to the provisions of this Agreement or would cause the Stockholder to violate the provisions of this Agreement;

(c) create any new Lien in respect of shares of Company Common Stock other than the Liens set forth in this Agreement;

(d) amend or terminate the Voting Trust Agreement or the Existing Stockholder Agreement in a manner that would be adverse to Parent or that would adversely affect Parent’s or any party’s ability to consummate the Merger and the other transactions contemplated by this Agreement;

(e) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Sections 8.1 or 8.2 not being satisfied on a timely basis; or

(f) agree to take or make any commitment to take any of the actions prohibited by this Section 6.3.

6.4 Parent Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 6.4 of the Parent Disclosure Schedule, as expressly contemplated or expressly permitted by this Agreement or as required by applicable Law, Parent shall not, and shall not permit any of its Subsidiaries (to the extent applicable below) to, without the prior written consent of Company (such consent not to be unreasonably withheld, conditioned or delayed):

(a)

(i) adjust, split, combine or reclassify any capital stock of Parent; or

(ii) make, declare or pay any dividend, or make any other distribution on, any shares of Parent Common Stock (except for regular quarterly cash dividends by Parent in the ordinary course of business (including being declared, record dated and paid consistent with past practice from a timing perspective at a rate determined in good faith by Parent’s Board of Directors and excluding any special or extraordinary dividends or distributions), and dividends paid by any of the Subsidiaries of Parent to Parent or any of its wholly owned Subsidiaries);

(b) (i) enter into agreements with respect to, or consummate, any merger or business combinations, or any acquisition of any other person or business or (ii) make loans, advances or capital contributions to, or investments in, any other person, in each case of clauses (i) and (ii), that would reasonably be expected to prevent, impede or materially delay the consummation of the Merger on a timely basis, or (iii) adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of Parent;

(c) amend the Parent Certificate or Parent By-laws in a manner that would adversely affect the holders of Company Common Stock (upon their acquisition of Parent Common Stock) relative to other holders of Parent Common Stock;

(d) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Sections 8.1 or 8.3 not being satisfied on a timely basis; or

(e) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 6.4.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Regulatory Matters.

(a) The parties hereto shall, and shall each cause their applicable Subsidiaries to, cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. Without limiting the generality of the foregoing, as soon as practicable and in no event later than thirty (30) days after the date of this Agreement, Parent and the Company shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals and supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant thereto. Parent and the Company shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as reasonably practicable. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Requisite Regulatory Approvals). Parent and the Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information or confidential supervisory information filed under a claim of confidentiality. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement, and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, except to the extent such meetings and conferences relate to competitively sensitive business or other proprietary information or confidential supervisory information. The parties may, as they deem advisable and necessary, designate any competitively sensitive business or other proprietary or confidential information provided to the other under this Section 7.1 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient party and will not be disclosed by such outside counsel to employees, officers, or directors of the receiving party unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel. The parties acknowledge and agree that no provision of this Section 7.1 shall be deemed to require any party to provide confidential supervisory information to any other party.

(b) In furtherance and not in limitation of the foregoing, each of the parties shall use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing. Notwithstanding the foregoing or the provisions of paragraph (a) above, nothing contained in this Agreement shall be deemed to require Parent, the Company or the Stockholder (or permit the Company or the Stockholder, without Parent’s written consent) to take any action, or commit to take any action, or agree to any condition or restriction (including any new obligation, commitment or undertaking to implement or complete remedial or other compliance actions relating to the Company, the Company Bank or their businesses or operations) that would reasonably be expected to have a Material Adverse Effect (disregarding clause (E) of the definition thereof) on Parent and its Subsidiaries, taken as a whole, after giving effect to the Merger and assuming Parent also acquires the Company Bank as a result of the Merger (a “Materially Burdensome Regulatory Condition”).

(c) The parties shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of any party or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement, other than information containing competitively sensitive business or other proprietary information or confidential supervisory information or that is not permitted to be disclosed under applicable Law.

(d) To the extent permitted by applicable Law, each of the parties shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed. As used in this Agreement, the “Requisite Regulatory Approvals” shall mean all regulatory authorizations, clearances, consents, orders or approvals from (i) FINRA, (ii) pursuant to the HSR Act, and (iii) any other regulatory authority whose consent is required under applicable Law for the consummation of the transactions contemplated by this Agreement.

(e) Parent shall act in good faith and use reasonable best efforts to facilitate and cooperate with Parent Bank in obtaining the necessary regulatory approvals contemplated by the Bank Merger Agreement, and otherwise cooperate in facilitating the satisfaction of the closing conditions to the Bank Merger under the Bank Merger Agreement as promptly as practicable.

7.2 Access to Information.

(a) Prior to the Effective Time, upon reasonable notice and subject to applicable Laws, including those applicable to confidential supervisory information, each of Parent and the Company shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, consultants, advisors and other Representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, databases, and records, including providing reasonable access to a mutually agreed upon information security assessment (the scope of which shall be reasonably satisfactory to Parent and Parent Bank) conducted by the Company or a third party consultant (and to the extent any issues are identified by such assessment, the parties shall cooperate to develop a mutually acceptable remediation plan), and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party), and, during such period, each of Parent and the Company shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that Parent or the Company, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Each party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access. Neither Parent nor the Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Parent’s or the Company’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties), involve any environmental sampling or invasive testing, or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of the parties shall hold all information furnished by or on behalf of the other party or any of such other party’s Subsidiaries or Representatives pursuant to Section 7.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated July 21, 2016, between Parent and the Company (the “Initial Confidentiality Agreement”) and the letter agreement, dated as of September 28, 2016, between Parent and the Company (together with the Initial Confidentiality Agreement, the “Confidentiality Agreements”).

(c) No investigation by any of the parties or their respective Representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

7.3 Legal Conditions to Merger. Subject in all respects to Section 7.1 of this Agreement, each of the parties shall, and shall cause its Subsidiaries to, use their reasonable best efforts, in each case as promptly as practicable (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with any other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the parties or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

7.4 Registration Rights Agreement; Parent Stockholder Agreement; Escrow Agreement. On or prior to the Closing Date, Parent and the Stockholder shall enter into (a) a registration rights agreement (the “Registration Rights Agreement”), which shall become effective at the Effective Time, and which shall be substantially in the form set forth in Section 7.4(a) of the Company Disclosure Schedule, (b) a stockholder agreement (the “Parent Stockholder Agreement”), which shall become effective at the Effective Time, and which shall be substantially in the form set forth in Section 7.4(b) of the Company Disclosure Schedule and (c) the Escrow Agreement, which shall become effective at the Effective Time.

7.5 Employee Benefit Plans.

(a) Generally. During the period commencing at the Effective Time and ending on the date that is eighteen (18) months after the Closing Date (the “Continuation Period”), Parent shall, or shall cause one of its Subsidiaries to, provide each employee of the Company and its Subsidiaries, including the employees of the Company Bank (it being understood and agreed that prior to the Closing Date, the Company shall take all necessary action to ensure that the employment of employees of the Company Bank (and any Company Benefit Plans related to such employees) is transferred to the Company or a Company Subsidiary (other than the Company Bank)) who continues to be employed by Parent or its Subsidiaries immediately following the Effective Time for so long as such employee is employed following the Effective Time (collectively, the “Continuing Employees”) with (i) a base salary or base wage rate, as applicable, that is no less favorable than the base salary or base wage rate, as applicable, provided by the Company or any such Subsidiary to such Continuing Employee immediately prior to the Effective Time, (ii) an annual short-term cash incentive opportunity that is no less favorable than the annual short-term cash incentive opportunity provided by the Company or any such Subsidiary to such Continuing Employee immediately prior to the Effective Time, (iii) long-term incentive opportunities on the same basis as long-term incentive opportunities that are provided by Parent to similarly situated employees of Parent and its Subsidiaries (with respect to a Continuing Employee who is an AR Award holder, subject to such employee agreeing to waive the right to accruals of annual appreciation amounts under the AR Awards), and (iv) employee benefits (excluding severance and any change of control benefits) that are no less favorable, in the aggregate, than the employee benefits provided by the Company or any such Subsidiary to such Continuing Employee immediately prior to the Effective Time. Without limiting the immediately preceding sentence, Parent shall, or shall cause one of its Subsidiaries to, provide to each Continuing Employee whose employment is terminated by Parent or its Subsidiaries during the Continuation Period with severance benefits equal to the severance benefits for which such Continuing Employee would be eligible to receive under the severance plans of the Company listed in Section 7.5(a) of the Company Disclosure Schedule, determined (1) without taking into account any reduction after the Closing in compensation paid to such Continuing Employee and (2) taking into account each Continuing Employee’s service with the Company and its Subsidiaries (and any predecessor entities) and, after the Closing, Parent and its Subsidiaries, which severance shall be conditioned on such Continuing Employee timely executing and not revoking a release in favor of the Parent and its affiliates as contemplated under the applicable Company severance plan.

(b) Service Credit. With respect to any employee benefit plans of Parent or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Parent shall or shall cause one of its Subsidiaries to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan, (ii) use commercially reasonable efforts to provide each such employee and their eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the Effective Time under a Company Benefit Plan that is a group medical, dental and vision plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with the Company and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of benefit accrual under any defined benefit pension or the employer premium subsidy under, or eligibility to participate in, any retiree medical plan, or (C) to any benefit plan that is a frozen plan or that provides benefits to a grandfathered employee population or that is a newly adopted plan or for awards for which past service is not granted to participants generally.

(c) Change of Control. Parent shall, or shall cause the Surviving Corporation to, assume and honor all Company Benefit Plans in accordance with their terms. Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of and as specified in the Company Benefit Plans will occur at the Effective Time.

(d) 401(k) Plan. If requested by Parent in writing at least twenty (20) business days prior to the Effective Time, the Company shall cause any 401(k) plan sponsored or maintained by the Company (each, a “Company 401(k) Plan”) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. In the event that Parent requests that any Company 401(k) Plan be terminated, the Continuing Employees of the Company shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by Parent or one of its Subsidiaries (a “Parent 401(k) Plan”). Parent and the Company shall take any and all actions as may be required as of the date hereof or at any time from the date hereof to the Effective Time, including amendments to any Company 401(k) Plan and/or Parent 401(k) Plan, to permit the Continuing Employees of the Company who are then actively employed to make rollover contributions in the form of cash and notes (in the case of loans) to the Parent 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) from a Company 401(k) Plan. The Company shall provide Parent with a copy of any such resolutions or amendments prior their adoption and a reasonable opportunity to review and comment.

(e) Reservation of Rights. Nothing in this Agreement (i) is intended to create any third-party beneficiary rights in any employee of the Company or any of its Subsidiaries, or any beneficiary or dependent thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent or the Company or under any benefit plan which Parent or the Company may maintain; (ii) shall be treated as an amendment to any Company Benefit Plan or any plan maintained by Parent or the Company; (iii) shall obligate Parent to maintain any particular benefit plan or arrangement or (iv) shall prevent Parent from amending or terminating any benefit plan or arrangement.

7.6 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent shall indemnify and hold harmless, to the fullest extent permitted by applicable Law, each director or officer of the Company and its Subsidiaries as of the date hereof or at any time from the date hereof to the Effective Time (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, the fact that such person is or was a director or officer of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the consideration and approval of this Agreement and the transactions contemplated by this Agreement; and Parent shall also advance expenses as incurred by such Company Indemnified Party to the fullest extent permitted by applicable Law; provided, that the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification. Parent shall reasonably cooperate with the Company Indemnified Party, and the Company Indemnified Party shall reasonably cooperate with Parent, in the defense of any such claim, action, suit, proceeding or investigation.

(b) For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided, that Parent may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the Company Indemnified Parties arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, that Parent shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Parent shall cause to be maintained policies of insurance which, in Parent’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, the Company, in consultation with but only upon the consent of Parent, may (and at the request of Parent, the Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six- (6)-year “tail” policy under the Company’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap. If the Company purchases such a “tail policy,” Parent shall maintain such “tail policy” in full force and effect and continue to honor its obligations thereunder.

(c) The obligations of Parent and the Company under this Section 7.6 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Company Indemnified Party or any other person entitled to the benefit of this Section 7.6 without the prior written consent of the affected Company Indemnified Party or affected person.

(d) The provisions of this Section 7.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If Parent or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case to the extent the obligations set forth in this Section 7.6 are not otherwise transferred and assumed by such successors and assigns by operation of Law or otherwise, Parent will cause proper provision to be made so that the successors and assigns of Parent will expressly assume the obligations set forth in this Section 7.6.

7.7 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by the other party, at the expense of the party who makes any such request.

7.8 Advice of Changes. Parent shall promptly advise the Company, and each of the Stockholder and the Company (each party, in such capacity, the “Notifying Party”) shall promptly advise Parent, of any change or event (a) that has had or is reasonably likely to have a Material Adverse Effect on, (i) if Parent or the Company is the Notifying Party, the Notifying Party and, (ii) if the Stockholder is the Notifying Party, the Company, or (b) which the Notifying Party believes would or would be reasonably likely to cause or constitute a material breach of any of the Notifying Party’s representations, warranties or covenants contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in set forth in, if Parent is the Notifying Party, Sections 8.1 or 8.3, or if the Stockholder or the Company is the Notifying Party, Sections 8.1 or 8.2; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 7.8 or the failure of any condition set forth in Section 8.2 or 8.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 8.2 or 8.3 to be satisfied.

7.9 Corporate Governance. At or prior to the first meeting of the Board of Directors of Parent following the Effective Time, the Board of Directors of Parent shall appoint Rodger O. Riney to the Board of Directors of Parent. If Rodger O. Riney shall, at such time, be unable to serve as a member of the Board of Directors of Parent as a result of death, illness or similar incapacity, the Board of Directors of Parent shall appoint a person designated by the Stockholder in the manner set forth in the Parent Stockholder Agreement.

7.10 Acquisition Proposals. Each of the Stockholder and the Company agrees that it will not, and the Company will cause its Subsidiaries and use its reasonable best efforts to cause its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal, except to notify a person that has made or, to the knowledge of the Company, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 7.10. Each of the Company and the Stockholder will, and will use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Parent with respect to any Acquisition Proposal. Each of the Company and the Stockholder will promptly (within two (2) business days) advise Parent following receipt of any Acquisition Proposal and the substance thereof (including the material terms and conditions of and the identity of the party making such Acquisition Proposal), and will keep Parent reasonably apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such Acquisition Proposal. The Company shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement and the Bank Merger Agreement, any offer, proposal or inquiry relating to, (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company, or (ii) a merger, consolidation, share exchange or other business combination involving the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company, except, in each case, any sale of whole loans and securitizations in the ordinary course of business and any bona fide internal reorganization.

7.11 Public Announcements. The parties shall each use their reasonable best efforts to develop a joint communications plan to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and except in respect of any announcement required by applicable Law, a request by a Governmental Entity or an obligation pursuant to any listing agreement with or rules of any securities exchange, the Company and Parent agree to consult with each other and to obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

7.12 Takeover Statutes. None of the Company, Parent or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

7.13 Company Debt.

(a) The Company shall, and shall cause its Subsidiaries to, deliver all notices and take all other actions to facilitate (i) the termination at the Closing of all commitments in respect of (x) the Fourth Amended and Restated Loan Agreement between the Company and U.S. Bank National Association, as administrative agent, and the other parties thereto, dated as of February 22, 2013, as amended, supplemented, restated or otherwise modified (the “Existing Credit Facility”), (y) the Brokerage Credit Agreement (Secured Customer Facility A) between the Company and U.S. Bank National Association, dated as of February 28, 2011, as amended, supplemented, restated or otherwise modified (the “Existing U.S. Bank Uncommitted Line”) and (z) the Uncommitted Revolving Loan Agreement between the Company and Fifth Third Bank, dated as of November 18, 2009, as amended, supplemented, restated or otherwise modified (together with the Existing Credit Facility and the Existing U.S. Bank Uncommitted Line, the “Existing Indebtedness”), (ii) the repayment in full on the Closing Date of all obligations with respect to the Existing Indebtedness and (iii) the release on the Closing Date of any Liens securing such Existing Indebtedness and guarantees, if any, in connection therewith. In furtherance and not in limitation of the foregoing, the Company and its Subsidiaries shall use reasonable best efforts to deliver to Parent at least two (2) business days prior to the Closing Date executed payoff letters with respect to the Existing Indebtedness (the “Payoff Letters”) in form and substance customary for transactions of this type, from the applicable agent on behalf of the persons to whom such indebtedness is owed, which Payoff Letters together with any related release documentation shall, among other things, include the payoff amount and provide that Liens and guarantees granted in connection with the Existing Indebtedness relating to the assets, rights and properties of the Company and its Subsidiaries securing such indebtedness, shall, upon the payment of the amount set forth in the applicable Payoff Letters at or prior to the Closing, be released and terminated.

(b) The Company shall, and shall cause its Subsidiaries to, (i) use its reasonable best efforts to seek to facilitate the continued effectiveness of the Promissory Note owed by the Company to The Northwestern Mutual Life Insurance Company, dated as of February 10, 2004 and the Loan Documents related thereto (collectively, the “NML Promissory Note”), following the Closing without any default, event of default, mandatory repayment obligation, or other similar right of any lender thereunder or holder thereof having then occurred or being continuing (including as a result of the consummation of the transactions contemplated hereby), or, at Parent’s written request, the repayment at Closing of all amounts due under the NML Promissory Note and the termination of the Loan Documents related thereto, and (ii) promptly following the receipt of a written request from Parent, deliver all notices and take all actions to facilitate the redemption, defeasance, amendment (including by consent solicitation), satisfaction and discharge and/or other action with respect to the 6.125% Senior Notes due 2021 issued by the Company pursuant to the Indenture dated as of July 11, 2011 between the Company and The Bank of New York Mellon Trust Company, N.A.; provided, that no such action shall be required to be taken by the Company or any of its Subsidiaries unless the effect of such action will not be effective in the absence of a Closing. In connection with any of the foregoing, the Company shall coordinate and consult with Parent with respect to all communications with its lenders and creditors and documentation to effectuate the foregoing. Parent shall cooperate in good faith with the Company and its Subsidiaries in connection with the foregoing, including (in the event Parent does not request the repayment at Closing of all amounts due under the NML Promissory Note as described above) by causing Parent or one of its Subsidiaries to be substituted, as of the Closing, for the Trust and Rodger O. Riney (the “Existing Guarantors”) as guarantor of the NML Promissory Note pursuant to the Guarantee of Recourse Obligations, dated February 10, 2004, made by Rodger O. Riney and the Trust in favor of The Northwestern Mutual Life Insurance Company (the “Guarantee”) (it being agreed that neither party shall be required to pay any unreasonable fee related thereto); provided, that in the event that Parent or one of its Subsidiaries is not substituted for the Existing Guarantors as guarantor of the NML Promissory Note under the Guarantee, Parent shall promptly reimburse the Existing Guarantors for any and all payments made at any time after the Closing in connection with their obligations under the Guarantee.

7.14 Restrictive Shares and Legends.

(a) Notwithstanding any other provision of this Agreement, the Stockholder covenants that the Consideration Shares may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in compliance with any applicable state, federal or foreign securities Laws. The Stockholder agrees that all certificates or other instruments representing the Consideration Shares subject to this Agreement will bear a legend (the “Private Placement Legend”) substantially to the following effect and that appropriate no transfer restrictions may be issued to Parent’s transfer agent:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

(b) Upon request of the Stockholder, if at any time the restrictions on transfer under the Securities Act and applicable state securities laws are no longer applicable, upon receipt by Parent of an opinion of counsel reasonably satisfactory to Parent to the effect that the Private Placement Legend is no longer required under the Securities Act or applicable state Laws, Parent shall promptly cause the Private Placement Legend to be removed from any certificate for any shares of Parent Common Stock to be so transferred.

7.15 Tax Matters.

(a) Tax Returns

(i) The Company shall file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns of the Company and its Subsidiaries that are required to be filed on or before the Closing Date, and shall remit or cause to be remitted any Taxes reflected as due on such Tax Returns. The Tax Returns prepared and filed by the Company pursuant to this Section 7.15(a)(i) shall be prepared consistently with the past practice of the Company and its Subsidiaries (including prior Tax elections and accounting methods or conventions made or used by the Company and its Subsidiaries) (“Past Practice”), unless otherwise required by applicable Law.

(ii) Subject to Section 7.15(a)(v), the Stockholder shall file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns relating to a taxable period of the Company or any of its Subsidiaries ending on or before the Closing Date (such a taxable period, a “Pre-Closing Tax Period”)

required to be filed after the Closing Date. Any such Tax Returns shall be prepared consistently with Past Practice, unless otherwise required by applicable Law. The Stockholder shall remit or cause to be remitted any Taxes reflected as due on such Tax Returns. Parent, the Company, and the Company’s Subsidiaries shall grant, and shall use reasonable efforts to cause their respective affiliates to grant, one or more powers of attorney deemed reasonably necessary or appropriate by the Stockholder in connection with the filing of any Tax Return relating to a Pre-Closing Tax Period.

(iii) Subject to Section 7.15(a)(v), Parent shall file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that relate to a taxable period of the Company or any of its Subsidiaries (for the avoidance of doubt, other than in respect of the Company Bank) beginning before and ending after the Closing Date (such a taxable period, a “Straddle Period”). Any such Tax Returns shall be prepared consistently with Past Practice, unless otherwise required by applicable Law. Parent shall remit or cause to be remitted any Taxes reflected as due on such Tax Returns; provided, that the Stockholder shall pay Parent or cause Parent to be paid the amount of Taxes reflected as due on such Tax Returns that are allocable to the portion of a Straddle Period ending on and including the Closing Date no later than five (5) days prior to the due date of such Taxes.

(iv) Parent shall file or cause to be filed all other Tax Returns required to be filed by the Company or any of its Subsidiaries.

(v) In the case of Tax Returns described in Sections 7.15(a)(ii)-7.15(a)(iii), the party preparing such Tax Returns (the “Preparing Party”) shall provide drafts of each such Tax Return to the other party (the “Non-Preparing Party”) for review and comment at least thirty (30) days prior to the Tax Return being filed (except where such thirty (30) day period is not practical, in which case as soon as practical). Within ten (10) days of receiving a draft of such Tax Return (except where such ten (10) day period is not practical, in which case as soon as practical), the Non-Preparing Party may provide written comments to the Preparing Party within ten (10) days of receipt of such Tax Return. The parties shall attempt to resolve any dispute through direct good-faith negotiation; however, if the parties cannot reach agreement within ten (10) business days after the date such written comments are provided, (A) the dispute shall be referred for resolution to an Accounting Firm described in Section 7.15(g)(iii), (B) the parties shall use their reasonable efforts to cause the Accounting Firm to issue within thirty (30) days after its selection a written report stating its resolution of the dispute and, in issuing such report, the Accounting Firm shall be instructed to consider only those items or amounts with regard to the Tax Return as to which the Non-Preparing Party has disagreed in its written comments, (C) upon the Accounting Firm issuing its written report, the Tax Return shall be final and binding on the parties, and (D) the fees and expenses of the Accounting Firm shall be borne equally by the Preparing Party, on the one hand, and the Non-Preparing Party, on the other hand. In the event that the Accounting Firm has not resolved any such dispute prior to the deadline for filing such Tax Return (taking into account all extensions properly obtained) the Preparing Party shall be entitled to file such Tax Return (or amendment) as prepared by it subject to amendment to reflect the resolution when rendered by the Accounting Firm.

(vi) To the extent inconsistent, (A) Section 7.15(g), and not this Section 7.15(a), shall govern the preparation and filing of the Section 338 Forms, and (B) Section 7.15(d), and not this Section 7.15(a), shall govern the preparation and filing of Tax Returns relating to Transfer Taxes arising from transactions contemplated by this Agreement.

(b) Apportionment. In any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on and including the Closing Date shall be deemed to be:

(i) In the case of Taxes imposed on a periodic basis (such as real or personal property Taxes or Taxes determined on an arrears basis) and franchise Taxes (except franchise Taxes based upon or related to income or receipts), the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the total number of calendar days in the Straddle Period; and

(ii) In the case of other Taxes (such as Taxes that are based on wage payments, Taxes that are based upon or related to income or receipts, Taxes based upon occupancy and Taxes imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) other than the Transfer Taxes that are the subject of Section 7.15(d)), the amount of any such Taxes shall be determined by closing the books as if such taxable period ended on and included the Closing Date.

(c) Amendments. None of Parent or any of its Subsidiaries shall, or shall cause or permit the Company to, amend, re-file or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part for the Company with respect to any taxable period ending on or before, or including, the Closing Date without the prior written consent of the Stockholder (not to be unreasonably conditioned, withheld or delayed).

(d) Transfer Taxes. Parent shall, at its own expense, file or cause to be filed all Tax Returns and other documentation with respect to any transfer, documentary, stamp or other related Taxes (“Transfer Taxes”) that are required to be filed in connection with the transactions contemplated in this Agreement. Parent, on the one hand, and the Stockholder, on the other hand, shall each be responsible for and shall pay fifty (50) percent of all such Transfer Taxes. If required by applicable law, the Stockholder shall, and shall cause its affiliates to join, in the execution of any such Tax Returns and other documentation.

(e) Contests. This Section 7.15(e), and not Section 10.4 shall govern Tax Claims.

(i) If Parent or any controlled affiliate of Parent is notified that a claim shall be made against Parent, the Stockholder, any Certificate Holder, or any

S Corporation Shareholder, the Company, or any of their affiliates, by any Governmental Entity, which, if successful, could be reasonably expected to (A) increase the Tax liability of the Stockholder, any Certificate Holder, or any S Corporation Shareholder or (B) result in an indemnity payment under Section 10.2 relating to a breach or inaccuracy of any representation made in Section 3.10 or relating to a breach of a covenant or agreement contained in Section 6.2(p) or this Article VII (any such claim, a “Tax Claim”), then Parent shall promptly notify the Stockholder in writing of such Tax Claim stating the nature and basis of such Tax Claim and the amount thereof; provided, that the failure to timely notify the Stockholder shall not relieve the Stockholder of any liability pursuant to Section 10.2 except to the extent that the Stockholder is prejudiced as a consequence of such failure.

(ii) With respect to any audit, assessment, or administrative or court proceeding or similar proceeding (a “Tax Proceeding”) that relates to a Tax Claim solely with respect to a Pre-Closing Tax Period of the Company or any Subsidiary of the Company, the Stockholder shall have the right to control all proceedings taken in connection with such Tax Proceeding (including selection of counsel); provided, that (A) Parent shall be entitled to participate at its own expense in any such Tax Proceeding, (B) the Stockholder shall cooperate with Parent in the defense of any such Tax Proceeding and (C) the Stockholder shall obtain the prior written consent of Parent (not to be unreasonably conditioned, withheld or delayed) prior to the settlement of any Tax Proceeding that could reasonably be expected to increase the tax liability of Parent or, for any taxable period other than a Pre-Closing Tax Period, the Company or any Subsidiary of the Company. Parent, the Company, and the Company’s Subsidiaries shall grant, and shall use their reasonable efforts to cause their respective affiliates to grant, one or more powers of attorney deemed reasonably necessary or appropriate by the Stockholder in connection with any Tax Proceeding subject to this Section 7.15(e)(ii). The Stockholder shall remit or cause to be remitted any Taxes resulting from settlement of such Tax Claim.

(iii) With respect to any Tax Proceeding that is not the subject of Section 7.15(e)(ii) and that relates either to a Tax Claim or to a Pre-Closing Tax Period or Straddle Period of the Company or any of its Subsidiaries, Parent shall control all proceedings taken in connection with such Tax Proceeding (including selection of counsel); provided, that (i) Stockholder shall be entitled to participate at its own expense in any such Tax Proceeding, (ii) Parent will cooperate with Stockholder in the defense of any such Tax Proceeding and (iii) Parent shall obtain the prior written consent of the Stockholder (not to be unreasonably conditioned, withheld or delayed) prior to the settlement of any such Tax Proceeding. Parent shall remit or cause to be remitted any Taxes resulting from settlement of such Tax Claim; provided, that the Stockholder shall pay Parent or cause Parent to be paid the amount of Taxes resulting from settlement of such Tax Claim that are allocable to a Pre-Closing Tax Period or the portion of a Straddle Period ending on and including the Closing Date.

(iv) Parent shall control all Tax Proceedings that are not described in Section 7.15(e)(ii)-(iii).

(f) Cooperation. After the Closing, the parties to this Agreement shall cooperate, and shall cause their affiliates to cooperate, fully in preparing for and conducting any audits of, or disputes with Tax authorities regarding, any Tax Returns of the Company and its Subsidiaries, and shall provide such information as reasonably necessary for such audits, disputes or for the filing of all Tax Returns. The parties shall retain for the full period of any statute of limitations, and upon reasonable request will provide the other party with, any records or information which may be relevant to such preparation, audit, examination, proceeding or determination.

(g) Section 338(h)(10) Election.

(i) Parent and Stockholder shall join in making an election under Code Section 338(h)(10) (and any corresponding election under state or local Law) with respect to the Merger (the “Section 338(h)(10) Election”).

(ii) Within ninety (90) days following the Closing Date, Parent shall furnish Stockholder with Parent’s determination of the ADSP (as defined in applicable Treasury Regulations under Section 338 of the Code) and the allocation of ADSP among the assets of the Company and other relevant items (the “Proposed Allocation”). Within sixty (60) days of receiving the Proposed Allocation, Stockholder will notify Parent of any dispute with respect to the Proposed Allocation (a “Dispute Notice”), specifying the items or amounts with respect to which Stockholder disagrees, Stockholder’s calculation of such items and amounts and in reasonable detail Stockholder’s grounds for such disagreement; provided, that if Stockholder does not notify Parent by a Dispute Notice within the sixty (60) day period for providing such notice, or if Stockholder notifies Parent in writing that it agrees with the Proposed Allocation, then the Proposed Allocation shall be final and binding (which Proposed Allocation, when final and binding, shall become the “Final Allocation”). Parent shall bear the costs and expenses of preparing the Proposed Allocation.

(iii) Parent and Stockholder each agree to consult in good faith with regard to the Proposed Allocation; however, if Parent and Stockholder cannot reach agreement within ten (10) business days after the date of any Dispute Notice pursuant to Section 7.15(g)(ii), then (A) the dispute shall be referred for resolution to an accounting firm of nationally recognized standing (the “Accounting Firm”) with no material relationships with any of the parties or their respective affiliates chosen by agreement of Parent and Stockholder, (B) Parent and Stockholder shall use their reasonable efforts to cause the Accounting Firm to issue within thirty (30) days after its selection a written report stating its resolution of the dispute and, in issuing such report, the Accounting Firm shall be instructed to consider only those items or amounts with regard to the Proposed Allocation as to which Stockholder has disagreed in the Dispute Notice, (C) upon the Accounting Firm issuing its written report, the Proposed Allocation shall be final and binding as a Final Allocation, and (D) the fees and expenses of the Accounting Firm shall be borne equally by Stockholder, on the one hand, and Parent, on the other hand.

(iv) To the extent that any adjustments are made to the purchase price paid by Parent pursuant to this agreement for U.S. federal income tax purposes, Parent and Stockholder shall revise the Final Allocation in a manner that is consistent with the procedures set forth in Section 7.15(g)(ii).

(v) Parent shall be solely responsible for preparing drafts of all forms, attachments and schedules necessary to effectuate the Section 338(h)(10) Election, including, without limitation, IRS Form 8023 or applicable successor form, and any similar forms or applicable successor forms under applicable state or local Law (the “Section 338 Forms”), and Parent shall furnish a copy of the draft Section 338 Forms to Stockholder for review and comment, and the Section 338 Forms shall be revised to reflect all reasonable comments provided to Parent by Stockholder within thirty (30) days of Stockholder’s receipt of the draft Section 338 Forms. The Section 338 Forms shall be duly executed (to the extent required to make valid the Section 338(h)(10) Election) by the Stockholder, the Certificate Holders and/or an authorized officer of Parent and/or the Company, as applicable. Parent shall bear the costs and expenses of preparing the Section 338 Forms.

(vi) The parties agree that they shall not take, and shall use reasonable efforts to cause their affiliates not to take, in any Tax Return or audit or any proceeding before any Governmental Entity, any position inconsistent with the Section 338(h)(10) Election, including the Final Allocation, unless and to the extent required to do so pursuant to a final determination (as defined in Section 1313(a) of the Code or any similar applicable state or local Law).

(h) Tax Distributions. The parties agree that dividends required by section 12(b) of the Existing Stockholder Agreement with respect to taxable income of the Company on or before the Closing Date, but that are not required by the Existing Stockholder Agreement to be made until after the Closing, may be made at or prior to the Closing on the basis of reasonable estimates; provided, that, following the Closing, the parties agree to cooperate in good faith to determine the actual amounts of dividends required by section 12(b) of the Existing Stockholder Agreement, and the parties further agree (i) in the case that the estimated required dividend is more than the actual required dividend as determined by the parties, to cause the excess to be repaid by the Stockholder to the Company and (ii) in the case that the actual required dividend as determined by the parties is more than the estimated required dividend, to cause the excess to be paid by the Company to the Stockholder.

7.16 Transaction Expenses. The Company shall be responsible for and shall pay at or prior to the Closing all costs, fees and expenses incurred by or on behalf of the Company or any Company Subsidiary, in connection with this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated hereby that are payable to Sullivan & Cromwell LLP, Goldman, Sachs & Co. or any other outside counsel, accountants, financial advisors, consultants, investment bankers, brokers or other advisors (collectively, but excluding all costs, fees and expenses payable to the Independent Valuation Firm, “Transaction Expenses”). The Company shall provide to Parent a true and correct list accounting for all Transaction Expenses (whether incurred or to be incurred) at least five (5) business days prior to the Closing Date. For the avoidance of doubt, the costs and expenses with respect to the services provided by the Escrow Agent pursuant to the Escrow Agreement shall not be deemed Transaction Expenses.

7.17 Audit Assistance. The Company shall use its reasonable best efforts to prepare and deliver to Parent as promptly as practicable after the date hereof, and in any event prior to the Closing Date, at Parent’s sole cost and expense, audited consolidated balance sheets and statements of income, comprehensive income (loss), changes in stockholders’ equity and cash flows of the Company and its Subsidiaries (other than the Company Bank) on a consolidated basis for each of the three most recently completed fiscal years ending September 30 that have ended at least sixty (60) days prior to the Closing Date (accompanied by an unqualified audit opinion for such financial statements from Deloitte & Touche LLP), and unaudited consolidated balance sheets and statements of income, comprehensive income (loss), changes in stockholders’ equity and cash flows of the Company and its Subsidiaries (other than the Company Bank) on a consolidated basis for the interim period from the date of the most recent such audited consolidated balance sheet through the end of the most recent quarterly period that has ended at least forty (40) days prior to the Closing Date, and for the corresponding period of the prior fiscal year, in each case meeting the requirements of Regulation S-X under the Securities Act and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a Current Report on Form 8-K filed by Parent relating to the Merger; provided, that no officer of the Company shall be required to provide the certifications required by Rule 13a-14(a) or Rule 15d-14(a) of the Exchange Act.

7.18 Client Consents.

(a) No later than fifteen (15) days after the date hereof, Parent and the Company shall agree to a form of notice that the Company shall cause the Company Investment Advisor Subsidiary to send, substantially in the form thereof, to each Client, in each case, as soon as reasonably practicable after the date of this Agreement. Parent and the Company agree that the consent by a Client to the assignment or deemed assignment resulting from the transactions contemplated hereby shall be deemed given for any and all purposes under this Agreement and the transactions contemplated hereby and the relevant Investment Advisory Contract, as a result of the applicable notice described in the preceding sentence so long as (i) negative consent is not expressly prohibited by the Investment Advisory Contract (for purposes of this Agreement, it is assumed that, unless an agreement expressly requires written consent to an “assignment” as defined under the Advisers Act or a change in control, then such “negative consent” or “silence” is permissible hereunder and thereunder) and (ii) sixty (60) days elapse from the date the notice is sent to such Client at an address such Client has advised notices in respect of its account may be directed, during which period such Client continues to have its account managed by the Company Investment Advisor Subsidiary and does not notify the Company Investment Advisor Subsidiary that it is withholding its consent (but then only to the extent that such Client has a contractual or statutory right to withhold its consent) and such Client shall not have otherwise provided a notice of termination of the relevant Investment Advisory Contract that provides for the termination to be effective as of the Closing Date or as of the business day immediately prior to the Closing Date, but contingent upon the Closing. Parent agrees that the consent process set forth in this Section 7.18(a) shall be the only consent required from any counterparty to an Investment Advisory Contract in connection with this Agreement and the transactions contemplated hereby for any and all purposes under this Agreement and the transactions contemplated hereby (including the adequacy thereof).

(b) As used herein:

(i) “Client” means any person to which the Company or any Company Subsidiary provides investment management or investment advisory services, including any sub-advisory services, pursuant to an Investment Advisory Contract.

(ii) “Investment Advisory Contract” means any Contract entered into by the Company or any Company Subsidiary for the purpose of providing investment advisory or investment management services, including any sub-advisory services, including any partnership, trust or similar agreement pursuant to which a general partner, trustee or similar entity provides investment advisory or investment management services.

7.19 Broadridge Conversion. Prior to the Closing, the Company shall implement and complete its planned conversion of the Company’s technology and back office platforms, and those of the Company Subsidiaries, from a proprietary system to a system run by Broadridge Securities Processing Solutions, Inc. pursuant to the Broadridge Agreements (as such term is defined in the Company Disclosure Schedule), including, subject to the last sentence of this Section 7.19, to comply with relevant settlement rules that, upon their effectiveness, will require broker-dealers to shorten the settlement cycle from trade date plus three business days (T+3) to trade date plus two business days (T+2) for U.S. secondary market transactions in equities, corporate and municipal bonds, unit investment trusts and financial instruments composed of these products (the “Broadridge Conversion”). The Company shall use its reasonable best efforts to implement and complete the Broadridge Conversion as soon as practicable after the date hereof and prior to March 1, 2017. Notwithstanding the foregoing, Parent and the Company agree to work together in good faith, from the date hereof until no later than November 18, 2016, to explore mutually agreeable alternatives to the Broadridge Conversion in order for the Company and its Subsidiaries to comply with such relevant settlement rules that, upon their effectiveness, will require broker-dealers to shorten the settlement cycle from trade date plus three business days (T+3) to trade date plus two business days (T+2) for U.S. secondary market transactions in equities, corporate and municipal bonds, unit investment trusts and financial instruments composed of these products); provided, that the Company shall not take any affirmative action to implement or implement any such alternative without the prior approval of Parent.

7.20 IDA Amendment. From and after the date hereof, in connection with that certain Amendment No. 1 to the Insured Deposit Account Agreement, dated as of the date hereof, by and among The Toronto-Dominion Bank, Parent Bank, Parent and their respective affiliates party thereto (the “IDA Amendment”), the Company shall reasonably cooperate with Parent to take such actions as Parent may reasonably request in order to facilitate the participation following the Closing by the Company and its customers in the sweep program provided for in such existing Insured Deposit Account Agreement and the treatment of the Company’s brokerage accounts following the Closing in accordance therewith pursuant to the IDA Amendment, including cooperating with Parent to, and using commercially reasonable efforts to take actions prior to the Closing that would, as of the Closing (i) effect any changes to the Company’s existing sweep agreements with other depository institutions that are necessary to effect the foregoing, (which changes shall be effective as of the Closing and provided that no such action by the Company or any of its Subsidiaries shall be required to be taken by the Company or ay of its Subsidiaries unless the effect of such action will not be effective in the absence of a Closing) and (ii) effect any changes to, and take any actions required by, the accounts of customers of the Company opened prior to the Closing, any omnibus money market direct deposit accounts representing individual money market deposit accounts of the Company’s customers, and any applicable customer agreements of the Company, in each case as may be necessary to effect the foregoing as of the Closing (including by posting notices of changes and providing notices and opt-out rights to the Company’s customers prior to the Closing to the extent required by Law and the terms of such customer account agreements), subject to compliance with applicable Law. Nothing in this Section 7.20 shall require the Company or any of its Subsidiaries to violate or breach any Contract.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction, or waiver by Parent and the Company, at or prior to the Effective Time, of the following conditions:

(a) Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Bank Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger or the Bank Merger.

(c) Escrow Agreement; Registration Rights Agreement; Parent Stockholder Agreement. (i) Parent, the Stockholder and the Escrow Agent shall have each executed and delivered the Escrow Agreement, (ii) Parent, The Toronto-Dominion Bank and the Stockholder shall have each executed and delivered the Registration Rights Agreement and (iii) Parent and the Stockholder shall have each executed and delivered the Parent Stockholder Agreement.

(d) Bank Merger. The Bank Merger shall have been completed in accordance with the terms of the Bank Merger Agreement immediately prior to the Merger.

8.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties of the Company. The representations and warranties of the Company set forth in Sections 3.2(a), 3.2(b), 3.3(a) and 3.8(a) (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and the representations and warranties of the Company set forth in Section 3.1 (after giving effect to the lead in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c) Representations and Warranties of the Stockholder. The representations and warranties of the Stockholder set forth in Sections 4.1, 4.2, 4.3 and 4.4(a) (in each case after giving effect to the lead in to Article IV) shall be true and correct in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of the Stockholder set forth in this Agreement (in each case after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Parent shall have received a certificate signed by the Voting Trustee to the foregoing effect.

(d) Performance of Obligations of the Trust. The Stockholder shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed by the Voting Trustee to such effect.

(e) Broadridge Conversion. The Company shall have implemented and completed the Broadridge Conversion.

8.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth in Sections 5.2(a), 5.3(a) and 5.8(a) (in each case, after giving effect to the lead in to Article V) shall be true and correct (other than, in the case of Section 5.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and the representations and warranties of Parent set forth in Sections 5.1 and 5.2(b) (in each case, after giving effect to the lead in to Article V) shall be true and correct in all material respects in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Parent set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article V) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

ARTICLE IX

TERMINATION AND AMENDMENT

9.1 Termination.

(a) This Agreement shall automatically terminate if the Bank Merger Agreement is terminated in accordance with its terms prior to the completion of the Bank Merger. In addition, this Agreement may be terminated at any time prior to the Effective Time:

(i) by mutual consent of Parent, Parent Bank and the Stockholder in a written instrument;

(ii) by either Parent or the Stockholder if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or any Governmental Entity that must grant a Requisite Regulatory Approval under the Bank Merger Agreement has denied approval of the Bank Merger, and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval or a Requisite Regulatory Approval under the Bank Merger Agreement, as the case may be, shall be due to the failure of (A) Parent, Merger Sub or Parent Bank, as applicable, if Parent seeks to terminate this Agreement, or (B) the Company, the Stockholder or Company Bank, as applicable, if the Stockholder seeks to terminate this Agreement, to perform or observe the covenants and agreements of such failing party set forth herein or in the Bank Merger Agreement, as applicable;

(iii) by either Parent or the Stockholder if the Merger shall not have been consummated on or before the date that is fifteen (15) months after the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of (A) Parent or Merger Sub, if Parent seeks to terminate this Agreement, or (B) the Company or the Stockholder, if the Stockholder seeks to terminate this Agreement, to perform or observe the covenants and agreements of such failing party set forth herein; or

(iv) by either Parent or the Stockholder (provided, that, in the event of a termination by (A) Parent, neither Parent nor Merger Sub or (B) the Stockholder, neither the Company nor the Stockholder, is then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company or the Stockholder, in the case of a termination by Parent, or Parent or Merger Sub, in the case of a termination by the Stockholder, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 8.2, in the case of a termination by Parent, or Section 8.3, in the case of a termination by the Stockholder, and which is not cured within forty-five (45) days following written notice to the Stockholder, in the case of a termination by Parent, or Parent, in the case of a termination by the Stockholder, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date).

(b) The party desiring to terminate this Agreement pursuant to Section 9.1(a)(ii)-(iv) shall give written notice of such termination to the other party in accordance with Section 11.4, specifying the provision or provisions hereof pursuant to which such termination is effected.

9.2 Effect of Termination.

(a) In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of the Stockholder, the Voting Trustee, individually or in such capacity, Parent, Merger Sub, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 7.2(b), this Section 9.2 and Article XI shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent, the Company nor the Stockholder shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement occurring prior to termination (which, in the case of each of Parent and the Company, shall include the loss to the holders of Company Common Stock or Parent Common Stock, as applicable, of the economic benefits of the Merger, including the loss of the premium offered to the holders of Company Common Stock, it being understood that each of the Company and Parent shall be entitled to pursue damages for such losses and to enforce the right to recover such losses on behalf of its stockholders in its sole and absolute discretion (and such stockholders may not pursue damages for such losses directly), and any amounts received by the Company or Parent, as applicable, in connection therewith may be retained by the Company or Parent, as applicable).

(b) Employee Non-solicit. In the event that this Agreement is terminated pursuant to Section 9.1, for a period of three (3) years from the date of such termination, neither Parent nor any of its controlled affiliates shall, directly or indirectly, hire or solicit any person who is an employee of the Company or any of its affiliates having a title that is at or above Manager, or induce, or attempt to induce, any such employee to terminate his or her employment with, or otherwise cease his or her relationship with, the Company or their affiliates; provided, that the foregoing restriction shall not apply to any such employee who (i) has not been an employee of the Company or its affiliates for at least one hundred twenty (120) days and whom neither Parent nor its Representatives, directly or indirectly, solicited prior to such time, (ii) who was terminated by the Company prior to any solicitation or (iii) who contacted Parent on his or her own initiative, with respect to employment by Parent or its affiliates; provided that nothing in this Section 9.2(b) shall prohibit general solicitations of employment not specifically directed toward employees of the Company or hiring any person as a result thereof.

ARTICLE X

SURVIVAL AND INDEMNIFICATION

10.1 Survival.

(a) The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing for the periods set forth in this Section 10.1. Subject to Section 10.1(b) and Section 10.7, all representations and warranties contained in this Agreement shall terminate upon the date that is fifteen (15) months after the Closing Date, at which time they shall terminate and no claims shall be made for indemnification under this Article X, except that the representations and warranties contained in Section 3.1 (Corporate Organization), Section 3.2 (Capitalization), Section 3.3 (Authority; No Violation), Section 3.7 (Broker’s Fees), Section 3.10 (Taxes and Tax Returns), Article IV (Representations and Warranties of the Stockholder), Section 5.1 (Corporate Organization), Section 5.2 (Capitalization) and Section 5.3 (Authority; No Violation) (collectively, the “Fundamental Representations”) shall survive the Closing (i) in the case of Section 3.10 (Taxes and Tax Returns), until ninety (90) days after the expiration of the applicable statute of limitations and (ii) in all other cases, indefinitely. The covenants and agreements of the parties hereto contained in this Agreement shall survive the execution and delivery of this Agreement and the Effective Time indefinitely until fully performed.

(b) Notwithstanding the foregoing, any obligations to indemnify and hold harmless under this Article X shall not terminate with respect to any Losses with respect to which the Indemnified Party shall have given notice to the Indemnifying Party in accordance with Section 10.4 before the expiration of the applicable survival period, which shall then survive until fully resolved. For purposes of this Agreement, the term “Losses” shall mean, with respect to any Indemnified Party, losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees but excluding any (i) loss of goodwill, loss of revenue, loss of profits and any other special, expectation, indirect or speculative losses, consequential damages, lost opportunity costs, lost prospective economic advantage and incidental damages, in each case except to the extent reasonably foreseeable, and (ii) punitive damages (in each case, other than such damages actually paid to third parties in connection with a Third Party Claim).

10.2 Indemnification by the Stockholder.

(a) Subject to Section 2.2 and the limitations set forth in this Section 10.2, from and after the Effective Time, the Stockholder shall indemnify and hold harmless Parent, its affiliates, including Parent Bank (and including the Company and its Subsidiaries), and their respective directors, officers, managers, stockholders and employees and their respective heirs, successors and permitted assigns, each in their capacity as such (the “Parent Indemnified Parties” ) from, against and in respect of and pay such Parent Indemnified Parties the amount of any Losses imposed on, sustained, or incurred or suffered by any of the Parent Indemnified Parties, whether in respect of Third Party Claims, claims between any of the parties hereto, or otherwise, directly or indirectly resulting from or arising out of:

(i) any breach or inaccuracy of any representation or warranty made by the Company contained in this Agreement, in each case as of the date of this Agreement or as of the Closing Date as though made on and as of the Closing Date;

(ii) any breach of any covenant or agreement of the Company contained in this Agreement;

(iii) any breach or inaccuracy of any representation or warranty made by the Stockholder contained in this Agreement, in each case as of the date of this Agreement or as of the Closing Date as though made on and as of the Closing Date;

(iv) any breach of any covenant or agreement of the Stockholder contained in this Agreement; and

(v) any Taxes or Losses, in each case, relating to Taxes of the Stockholder or any Certificate Holder or beneficiary thereof for any period.

(b) The Stockholder shall not have any liability under Section 10.2(a)(i) or (iii), in each case except with respect to any breach or inaccuracy of any Fundamental Representation, (i) unless the sum of the aggregate Losses suffered by the Parent Indemnified Parties under Section 10.2(a)(i) and (iii) exceed 1.25% of the Brokerage Firm Consideration (the “Deductible”), in which event the Stockholder shall only pay or be liable for Losses under Section 10.2(a)(i) and (iii) in excess of the Deductible or (ii) with respect to any claim under Section 10.2(a)(i) or (iii), unless such claim (taken together with all other claims, if any, resulting from the same facts and circumstances) involves Losses in excess of $75,000 (the “De Minimis Amount”) (nor shall such item be applied to or considered for purposes of calculating the aggregate amount of the Parent Indemnified Parties’ Losses for purposes of Section 10.2(b)(i) or 10.2(c)).

(c) Notwithstanding anything in this Agreement to the contrary, any indemnification of a Parent Indemnified Party pursuant to this Section 10.2 shall be effected first out of the Escrow Account pursuant to the provisions of Section 2.2 and the Escrow Agreement to the extent there is cash or Indemnity Escrow Shares then in the Escrow Account. The maximum amount for which the Stockholder shall be liable under Section 10.2(a)(i) or (iii) in the aggregate at any time shall be, and in respect of any claims under such Sections the Parent Indemnified Parties shall only have recourse to, the amount of cash and Indemnity Escrow Shares then in the Escrow Account, in each case except with respect to any breach or inaccuracy of any Fundamental Representation. Once there is no remaining cash or Indemnity Escrow Shares in the Escrow Account, the Stockholder shall have no further liability under Section 10.2(a)(i) or (iii), except with respect to any breach or inaccuracy of any Fundamental Representation. The maximum amount for which the Stockholder shall be liable under this Section 10.2 in the aggregate, including with respect to payments made out of the Escrow Account and including with respect to any breach or inaccuracy of any Fundamental Representation and any breach of any covenant or agreement or pursuant to 10.2(a)(v), shall not exceed the Brokerage Firm Consideration. Any indemnification of a Parent Indemnified Party pursuant to this Section 10.2 shall be effected within fifteen (15) days after the Final Determination thereof by wire transfer or transfers of immediately available funds or Indemnity Escrow Shares from the Stockholder to an account designated by Parent.

(d) For purposes of this Section 10.2 and Section 10.3, any breach or inaccuracy of any representation or warranty made by the Company, Parent or the

Stockholder contained in this Agreement, except for the representations and warranties set forth in Sections 3.8(a) and 5.8(a), and any Losses resulting from or arising out of any such breach or inaccuracy, shall be determined without reference to and disregarding the words “material,” “materially,” “Material Adverse Effect” or other similar qualifications as to materiality contained or incorporated, directly or indirectly, in any such representation or warranty.

(e) The Stockholder shall not have any liability in respect of any Loss to the extent the fact, matter, event or circumstance giving rise to the claim on which it is based is addressed by a specific reserve reflected in the Company Financial Statements.

10.3 Indemnification by Parent.

(a) Subject to the limitations set forth in this Section 10.3, from and after the Effective Time, Parent shall indemnify and hold harmless the Certificate Holders, the Stockholder, their respective affiliates, and their respective trustees, donors, beneficiaries, directors, officers, managers, stockholders, employees and their respective heirs, successors and permitted assigns, each in their capacity as such (the “Stockholder Indemnified Parties”, together with the Parent Indemnified Parties, the “Indemnified Parties”) from, against and in respect of and pay such Stockholder Indemnified Parties the amount of any Losses imposed on, sustained, incurred or suffered by, any of the Stockholder Indemnified Parties, whether in respect of Third Party Claims, claims between any of the parties hereto, or otherwise, directly or indirectly resulting from or arising out of (i) any breach or inaccuracy of any representation or warranty made by Parent or Merger Sub contained in this Agreement, in each case as of the date of this Agreement or as of the Closing Date as though made on and as of the Closing Date or (ii) any breach of any covenant or agreement of Parent or Merger Sub contained in this Agreement.

(b) Parent shall not have any liability under Section 10.3(a)(i), except with respect to any breach or inaccuracy of any Fundamental Representation, (i) unless the Stockholder Indemnified Parties have suffered Losses under Section 10.3(a)(i) that in the aggregate are in excess of the Deductible in which event Parent shall only pay or be liable for Losses under Section 10.3(a)(i) in excess of the Deductible or (ii) with respect to any claim under Section 10.3(a)(i) unless such claim (taken together with all other claims, if any, resulting from the same facts and circumstances) involves Losses in excess of the De Minimis Amount (nor shall such item be applied to or considered for purposes of calculating the aggregate amount of the Stockholder Indemnified Parties’ Losses for purposes of Section 10.3(b)(i) or 10.3(c)).

(c) The maximum amount for which Parent shall be liable under Section 10.3(a)(i) in the aggregate shall be an amount equal to the product of (A) 0.026 and (B) the Brokerage Firm Consideration, except with respect to any breach or inaccuracy of any Fundamental Representation. The maximum amount for which Parent shall be liable under this Section 10.3 in the aggregate, including with respect to any breach or inaccuracy of any Fundamental Representation, shall not exceed the Brokerage Firm Consideration.

(d) Parent shall not have any liability in respect of any Loss to the extent the fact, matter, event or circumstance giving rise to the claim on which it is based is addressed by a specific reserve reflected in the Parent Financial Statements.

(e) Any indemnification of a Stockholder Indemnified Party pursuant to this Section 10.3 shall be effected within fifteen (15) days after the Final Determination thereof by wire transfer or transfers of immediately available funds from Parent to an account designated by the applicable Stockholder Indemnified Party to Parent.

10.4 Claims.

(a) No Indemnified Party shall be entitled to indemnification against any Losses unless it has given to the party from whom indemnification is sought (the “Indemnifying Party”) a written claim notice relating to such Losses (a “Claim Notice”). Any Claim Notice delivered to the Stockholder by a Parent Indemnified Party shall also be delivered to the Escrow Agent. The Claim Notice shall be given promptly after the Indemnified Party becomes aware of the facts indicating that a claim for indemnification may be warranted and shall state in reasonable detail (to the extent known) the nature and amount of the claim. The failure of any Indemnified Party to give a Claim Notice shall not relieve the Indemnifying Party of its obligations under this Article X, except to the extent that the Indemnifying Party is actually and materially prejudiced by the failure to give such Claim Notice.

(b) If a Claim Notice relates to a claim, action, suit, proceeding or demand asserted by a person who is not a party (or a successor to a party) to this Agreement (a “Third Party Claim”), the Indemnifying Party may, through counsel of its own choosing and reasonably satisfactory to the Indemnified Party, by notice to the Indemnified Party within thirty (30) days assume the defense and investigation of such Third Party Claim; provided that any Indemnified Party shall be (i) entitled to participate in any such defense with counsel of its own choice at its own expense and (ii) shall be entitled to participate in any such defense with counsel of its own choice at the expense of the Indemnifying Party if representation of both parties by the same counsel creates a conflict of interest under applicable standards of professional conduct. In any event, if the Indemnifying Party fails to take reasonable steps necessary to defend diligently the action or proceeding within thirty (30) days after receiving a Claim Notice with respect to the Third Party Claim or thereafter fails to continue to diligently defend the action or proceeding, the Indemnified Party may assume such defense, and may settle, compromise or consent to the entry of any judgment in any such Third Party Claim, and the fees and expenses thereof, including of its attorneys, will be covered by the indemnity provided for in this Article X. The Indemnifying Party shall not, without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any pending or threatened Third Party Claim in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) or consent to the entry of any judgment (A) which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Third Party Claim, (B) which includes any statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified

Party or (C) in any manner that involves any injunctive or other equitable relief against or any payment by the Indemnified Party or that may adversely affect the Indemnified Party. The Indemnified Party may not compromise or settle any pending or threatened Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless the sole relief granted is injunctive or equitable relief for which the Indemnifying Party would have no liability or to which the Indemnifying Party would not be subject.

(c) The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third Party Claim, and the party that is in control of the defense of such Third Party Claim shall keep the other parties reasonably informed of the progress and material developments of such defense. In connection with any Third Party Claim against any Indemnifying Party under this Agreement, the Indemnified Party shall: (i) preserve all material evidence relevant to the claim; (ii) allow the Indemnifying Party’s Representatives to reasonably investigate, at the Indemnifying Party’s expense, the fact, matter, event or circumstance alleged to give rise to such claim and whether and to what extent any amount is payable in respect of such claim; and (iii) disclose to the Indemnifying Party and its Representatives all material of which it is aware which relates to the claim and provide reasonable information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Indemnifying Party or its Representatives may reasonably request, subject to the Indemnifying Party and its Representatives agreeing in such form as the Indemnified Party may reasonably require to keep all such information confidential and to use it only for the purpose of investigating and defending the claim in question.

10.5 Adjustment of Indemnification Payments.

(a) Any indemnity payment made by the Stockholder to a Parent Indemnified Party, on the one hand, or by Parent to a Stockholder Indemnified Party, on the other hand, pursuant to this Article X in respect of a Loss shall be net of an amount equal to (i) any insurance proceeds actually received and any other amounts actually recovered from third parties (whether by payment, discount, credit, relief, insurance or otherwise) by the Indemnified Party in respect of such claim, less (ii) any related costs and expenses of such receipt or recovery, including the aggregate cost of pursuing any related insurance claims and any increased premiums associated with such recovery (which, for the avoidance of doubt, shall include the amount of any retention or deductible under any such insurance claims). If the Indemnified Party receives any amounts under applicable insurance policies, or from any other person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of expenses incurred by such Indemnified Party in collecting such amount and any increased premiums associated with such recovery (which, for the avoidance of doubt, shall include the amount of any retention or deductible under any such insurance claims).

(b) Any payment made by the Stockholder to a Parent Indemnified Party on the one hand, or by Parent to a Stockholder Indemnified Party, on the other hand, pursuant to this Article X in respect of a Loss shall be (i) reduced by an amount equal to the income tax benefits, if any, attributable to such Loss and (ii) increased by an amount equal to the income taxes, if any, attributable to the receipt of such indemnity payment, but only to the extent that such tax benefits are actually realized, or such income taxes are actually paid, as the case may be, by the Parent Indemnified Party or Stockholder Indemnified Party or any consolidated group of which any Parent Indemnified Party or Stockholder Indemnified Party is a member.

(c) “Final Determination” for purposes of this Agreement shall mean the earlier to occur of a written agreement by Parent and the Stockholder or a final non-appealable judgment by a court of competent jurisdiction, in either case determining the amount of Losses required to be paid by Parent to a Stockholder Indemnified Party or the Stockholder to a Parent Indemnified Party, as applicable, in respect of a claim hereunder. Any amounts payable under this Article X shall bear interest from the date the relevant loss or losses occurred at a per annum rate equal to the federal long-term rate, determined pursuant to Section 1274(d) of the Code and published by the IRS for the most recent calendar month ending prior to such day, compounded semi-annually.

10.6 Duty to Mitigate. Each Indemnified Party shall use its commercially reasonable efforts to mitigate any Loss in respect of which such Indemnified Party is entitled to recover from an Indemnifying Party pursuant to this Article X upon acquiring actual knowledge of any event which would be reasonably likely to, or does, give rise to such Loss.

10.7 Effectiveness and Actions. This Article X shall not be effective until immediately after the Effective Time. The Stockholder shall have the exclusive right to take any and all action with respect to this Article X on behalf of itself and the other Stockholder Indemnified Parties, including with respect to making claims hereunder. Parent shall have the exclusive right to take any and all action with respect to this Article X on behalf of itself and the other Parent Indemnified Parties, including with respect to making claims hereunder.

10.8 Exclusive Remedy; Recourse. Notwithstanding anything in this Agreement to the contrary, in the absence of fraud or willful misconduct or willful breach, (a) the parties acknowledge and agree that from and after the Effective Time, the rights provided in this Article X (but subject to the limitations set forth herein) shall constitute the sole and exclusive remedy for the Parent Indemnified Parties and the Stockholder Indemnified Parties with respect to any Losses suffered in connection with or arising from (i) any breach or inaccuracy (or alleged breach or inaccuracy) of any representation or warranty made by the parties contained in this Agreement or (ii) any breach (or alleged breach) of any covenant or agreement of the parties contained in this Agreement or any document delivered by the parties pursuant to this Agreement other than, in the case of both clauses (i) and (ii), breaches of, or obligations arising out of, Section 1.5, Article II, Section 7.6, Section 7.9, the last sentence of Section 7.13(b), Section 7.14, Section 7.15(a), Section 7.15(d) and Section 7.15(e) and for breaches, and obligations, for which, as applicable, the remedy of specific performance and other equitable relief is available and (b) the balance then remaining in the Escrow Account shall be the sole and exclusive recourse for any and all payments that may become owing to the Parent Indemnified Parties pursuant to a claim for indemnification under Section 10.2(a)(i) or (iii) (other than in respect of the Fundamental Representations) and no such claim by the Parent Indemnified Parties shall be asserted against, and the Parent Indemnified Parties shall not be entitled to indemnification from, the Stockholder, the Voting Trustee, any Certificate Holder, any of their respective affiliates or any other person for a claim for indemnification under Section 10.2(a)(i) or (iii) (other than in respect of the Fundamental Representations) other than by recourse to the Escrow Account. Any indemnification of a Parent Indemnified Party pursuant to a claim for indemnification under Section 10.2(a)(i) or 10.2(a)(iii) with respect to a Fundamental Representation, or under Section 10.2(a)(ii), 10.2(a)(iv) or 10.2(a)(v) shall be effected first out of the Escrow Account pursuant to the provisions of Section 2.2 and the Escrow Agreement to the extent there is cash or Indemnity Escrow Shares then in the Escrow Account, and then if there is no cash or Indemnity Escrow Shares then in the Escrow Account, by wire transfer or transfers of immediately available funds from the Stockholder to an account designated by Parent. The disposition of funds in the Escrow Account shall be governed by the terms set forth herein and in the Escrow Agreement. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted by applicable Law, effective as of the Effective Time, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the other parties or any of their respective affiliates arising under or based upon any Law or otherwise, in each case arising out of any events, circumstances or actions taken at or prior to the Closing, other than in respect of any liability expressly retained, assumed, transferred or allocated to Parent or the Stockholder pursuant to this Agreement including the indemnification provisions of this Article X. The provisions of this Agreement shall not limit or affect in any way any parties’ rights under the Escrow Agreement, the Parent Stockholder Agreement or the Registration Rights Agreement.

ARTICLE XI

GENERAL PROVISIONS

11.1 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, in the case of Parent and the Company, by action taken or authorized by their respective Boards of Directors, and in the case of the Stockholder, by the Voting Trustee; provided, that there may not be, without further approval of the Stockholder, any amendment of this Agreement that requires further approval under applicable Law; provided, further, that there may not be, without the prior written consent of Parent Bank, any amendment that would reasonably be expected to adversely affect Parent Bank’s rights or obligations under the Bank Merger Agreement. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto; provided, that after the Effective Time, this Agreement may be amended, modified or supplemented by an instrument in writing specifically designated as an amendment hereto, signed on behalf of Parent and the Stockholder.

11.2 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, in the case of Parent and the Company, by action taken or authorized by their respective Boards of Directors, and in the case of the Stockholder, by the Voting Trustee, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the Company or the Stockholder, in the case of Parent, or Parent or Merger Sub, in the case of the Company or the Stockholder, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto of the Company or the Stockholder, in the case of Parent, or Parent or Merger Sub, in the case of the Company or the Stockholder, and (c) waive compliance with any of the agreements of the Company or the Stockholder, in the case of Parent, or Parent or Merger Sub, in the case of the Company or the Stockholder, or satisfaction of any of such party’s conditions contained herein; provided, that there may not be, without further approval of the Stockholder, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable Law; provided, further, that there may not be, without the prior written consent of Parent Bank, any such extension or waiver that would reasonably be expected to adversely affect Parent Bank’s rights or obligations under the Bank Merger Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Notwithstanding anything in this Agreement to the contrary, the Stockholder may prior to the Effective Time act on behalf of the Company in any respect with respect to this Agreement.

11.3 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, that Parent and the Stockholder shall share equally the costs and expenses with respect to the services provided by the Escrow Agent pursuant to the Escrow Agreement, and Parent understands, acknowledges and agrees that the Company shall be responsible for and shall pay all Transaction Expenses at or prior to the Closing Date in accordance with Section 7.16.

11.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon confirmation of receipt, or if by e-mail so long as such e-mail states it is a notice delivered pursuant to this Section 11.4 and a duplicate copy of such e-mail is promptly given by one of the other methods described in this Section 11.4, (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to the Company prior to the Effective Time, to:

Scottrade Financial Services, Inc.

700 Maryville Centre Drive

St. Louis, MO 63141

Attention:       Rodger O. Riney

Facsimile:      (314) 469-4007

E-mail:           rriney@scottrade.com

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention:       Mark J. Menting

Facsimile:      (212) 558-3588

E-mail:           mentingm@sullcrom.com

(b)	if to Parent or Merger Sub (or the Company after the Effective Time), to:

TD Ameritrade Holding Corporation

6940 Columbia Gateway Dr., Suite 200

Columbia, MD 21046

Attention:       General Counsel

Facsimile:      (443) 539-2154

E-mail:           Ellen.koplow@tdameritrade.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:       Edward D. Herlihy

                        Matthew M. Guest

Facsimile:      (212) 403-2000

E-mail:           EDHerlihy@wlrk.com

                        MGuest@wlrk.com

and

(c)	if to the Stockholder, to:

Rodger O. Riney

1156 Highland Pointe Drive

St. Louis, MO 63131

Facsimile:      (314) 469-4007

E-mail:           rriney@scottrade.com

With a copy (which shall not constitute notice) to:

Thompson Coburn LLP

One US Bank Plaza

St. Louis, MO 63101-1693

Attention:       Thomas R. Corbett

Facsimile:       314-552-7022

E-mail:           tcorbett@thompsoncoburn.com

11.5 Attorney Client Matters.

(a) Parent agrees to comply with the provisions of this Section 11.5 and, following the Closing, agrees to cause Parent’s controlled affiliates and Subsidiaries (including Merger Sub, the Company and the Company Subsidiaries other than the Company Bank) (collectively with Parent, the “Parent Parties”) to comply with the provisions of this Section 11.5 and to execute and deliver any documents or agreements reasonably requested by the Stockholder to implement such provisions.

(b) Notwithstanding any representation of the Company or any Company Subsidiary by Sullivan & Cromwell LLP (“S&C”) prior to the Closing Date, each Parent Party:

(i) consents to S&C’s representation of the Stockholder, any Certificate Holder and any Rodger O. Riney Family Member (each, a “Stockholder Party”) in connection with any matters or disputes arising out of or relating to this Agreement, the Confidentiality Agreements, the Escrow Agreement, the Parent Stockholder Agreement, the Registration Rights Agreement, the Support Agreements and the transactions contemplated hereby and thereby, regardless of any confidential information S&C may learn or acquire with respect to the foregoing agreements and transactions or otherwise;

(ii) waives any claim it has or may have that S&C has a conflict of interest or is otherwise prohibited from engaging in such representation based upon S&C’s prior representation of the Company or any Company Subsidiary; and

(iii) agrees that, if a dispute arises between any Stockholder Party, on the one hand, and any Parent Party, on the other hand, S&C may represent such Stockholder Party notwithstanding that the interests of such Stockholder Party and such Parent Party may be directly adverse and that S&C may have represented the Company in a substantially related matter.

(c) As to all communications prior to the Closing that relate in any way to this Agreement, the Confidentiality Agreements, the Escrow Agreement, the Parent Stockholder Agreement, the Registration Rights Agreement, the Support Agreements and the transactions contemplated hereby and thereby and that are privileged communications between S&C, on the one hand, and, prior to the Closing, any Stockholder Party or the Company or any Company Subsidiary, on the other hand (collectively, “Confidential Communications”), each Parent Party agrees that the attorney-client privilege belongs, to the extent such privilege exists, to the applicable Stockholder Party, may be controlled by such Stockholder Party and will not pass to or be claimed by any Parent Party. Each Parent Party will not assert that privilege has been waived with respect to Confidential Communications coming into the possession of such Parent Party. To the extent that any Parent Party has or maintains any control of such privilege of such Confidential Communications, such Parent Party will not, except as may be required by applicable Law, waive or attempt to waive such privilege without the prior written consent of the Stockholder. Notwithstanding the foregoing, in the event that, following the Closing, a dispute arises between any Parent Party and a third party (other than a Stockholder Party, but including any Governmental Entity), such Parent Party shall use its reasonable best efforts to assert the attorney-client privilege against such third party to the extent necessary to prevent disclosure of Confidential Communications; provided that, any reasonable direct costs incurred by such Parent Party in asserting such attorney-client privilege shall be reimbursed by the Stockholder. Notwithstanding the foregoing, in the event that a dispute that is not related to the Merger, this Agreement, the Confidentiality Agreements, the Escrow Agreement, the Parent Stockholder Agreement, the Registration Rights Agreement, the Support Agreements and the transactions contemplated hereby and thereby arises between Parent, Merger Sub or the Company and a third party other than a party to any such agreement after the Closing, the Stockholder may not assert the attorney-client privilege to prevent disclosure of a pre-merger Confidential Communications by S&C to such third party, unless requested to do so by Parent (in which case the Stockholder shall assert such privilege, and if unable then Parent or the Company may also assert such privilege); provided that S&C shall notify Parent within a reasonable period of time prior to any such disclosure in order to provide Parent with sufficient time to make such request.

(d) The provisions of this Section 11.5 are intended to be for the benefit of, and shall be enforceable by, each Stockholder Party and S&C, who are intended third party beneficiaries hereof.

11.6 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of the Company means the actual knowledge of any of the officers of the Company listed in Section 11.6 of the Company Disclosure Schedule, “knowledge” of the Stockholder means the actual knowledge of the Voting Trustee and the “knowledge” of Parent means the actual knowledge of any of the officers of Parent listed in Section 11.6 of the Parent Disclosure Schedule. As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by Law or order to be closed, (ii) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (iv) “made available” means any document or other information that was (A) provided by one party or its Representatives to the other party or its Representatives prior to the date hereof, (B) included in the virtual data room of a party prior to the date hereof or (C) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof and (v) the “transactions contemplated hereby” and “transactions contemplated by this Agreement”

shall include the Merger and the Bank Merger. The Company Disclosure Schedule, the Stockholder Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law. No disclosure, representations or warranty shall be required to be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information of a Governmental Entity by any party hereto to the extent prohibited by applicable Law, and, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply. The Company and its Subsidiaries shall not be considered Subsidiaries of the Stockholder or the Voting Trustee for purposes of this Agreement. Amounts used in any calculations for purposes of this Agreement may be either positive or negative, it being understood that the addition of a negative number shall mean the subtraction of the absolute value of such negative number and the subtraction of a negative number shall mean the addition of the absolute value of such negative number. Capitalized terms used herein without definition that are defined in the Company Disclosure Schedule shall have the meaning assigned to such terms in the Company Disclosure Schedule.

11.7 No Other Representations and Warranties.

(a) Except for the representations and warranties made by the Company in Article III, neither the Company nor any other person, including the Stockholder, makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person, including the Stockholder, makes or has made any representation or warranty to Parent, Merger Sub or any of their respective affiliates (other than those made to Parent Bank in Article III and Article IV of the Bank Merger Agreement) or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in Article III, any oral or written information presented to Parent, Merger Sub or any of their respective affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. The Company acknowledges and agrees that none of Parent, Merger Sub nor any other person has made or is making any express or implied representation or warranty other than those contained in Article V.

(b) Except for the representations and warranties made by the Stockholder in Article IV, neither the Stockholder nor any other person, including the Company, makes any express or implied representation or warranty with respect to the Stockholder, and the Stockholder hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Stockholder nor any other person, including the Company, makes or has made any representation or warranty to Parent, Merger

Sub or any of their respective affiliates (other than those made to Parent Bank in Article III and Article IV of the Bank Merger Agreement) or Representatives with respect to the Stockholder, except for the representations and warranties made by the Stockholder in Article IV, any oral or written information presented to Parent, Merger Sub or any of their respective affiliates or Representatives in the course of their due diligence investigation of the Stockholder, the negotiation of this Agreement or in the course of the transactions contemplated hereby. The Stockholder acknowledges and agrees that none of Parent, Merger Sub nor any other person has made or is making any express or implied representation or warranty other than those contained in Article V.

(c) Except for the representations and warranties made by Parent and Merger Sub in Article V, none of Parent, Merger Sub or any other person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, Merger Sub, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of Parent, Merger Sub or any other person makes or has made any representation or warranty to the Company or the Stockholder or any of their affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, Merger Sub, any of their respective Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Parent and Merger Sub in Article V, any oral or written information presented to the Company or the Stockholder or any of their affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Parent and Merger Sub acknowledge and agree that none of the Company, the Stockholder or any other person has made or is making any express or implied representation or warranty other than those contained in Article III and Article IV.

11.8 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.8.

11.9 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

11.10 Entire Agreement. This Agreement (including the documents and the instruments referred to herein), together with the Bank Merger Agreement, the Confidentiality Agreements, the Escrow Agreement, the Escrow Agreement (as defined in the Bank Merger Agreement), the Parent Stockholder Agreement, the Registration Rights Agreement, the Letter Agreement, dated as of the date hereof, by and among the Voting Trustee, the Company and the trusts named therein, and the Support Agreements, constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

11.11 Governing Law; Jurisdiction.

(a) This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Law principles.

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 11.4.

11.12 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (other than by operation of Law) without the prior written consent of the other parties; provided, that the Stockholder may assign its rights, interests and obligations under this Agreement to the Certificate Holders in proportion to such Certificate Holders’ respective interests in the Trust without the prior written consent of the other parties; provided, that any such assignment shall not relieve the Stockholder of any of its obligations under this Agreement. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except (a) for Section 7.6, which is intended to benefit each Company Indemnified Party and his or her heirs and representatives, Article X, which is intended to benefit the Parent Indemnified Parties and the Stockholder Indemnified Parties, and Section 11.5(d), which is intended to benefit each Stockholder Party and S&C and (b) that prior to the Closing the covenants, agreements and obligations of the parties under this Agreement are intended to benefit and shall be enforceable by Parent Bank to the extent that the failure of any party to this Agreement to perform or comply with such covenants, agreements and obligations would reasonably be expected to be adverse to Parent Bank under the Bank Merger Agreement, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

11.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

11.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

11.15 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SCOTTRADE FINANCIAL SERVICES, INC.

By:	/s/ Rodger O. Riney
Name: Rodger O. Riney
Title: President

TD AMERITRADE HOLDING CORPORATION

By:	/s/ Timothy D. Hockey
Name: Timothy D. Hockey
Title: President and Chief Executive Officer

ALTO ACQUISITION CORP.

By:	/s/ Ellen L.S. Koplow
Name: Ellen L.S. Koplow
Title: President and Secretary

RODGER O. RINEY FAMILY VOTING TRUST U/A/D 12/31/2012

BY RODGER O. RINEY, ITS VOTING TRUSTEE

By:	/s/ Rodger O. Riney
Name: Rodger O. Riney
Title: Voting Trustee

[Signature Page to Agreement and Plan of Merger]